As filed with the Securities and Exchange Commission on August 28,
                              2003


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                           UNITED STATES
                   Registration No. 333-101562
               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549
                          (Amendment 4)

                           FORM SB-2/A

                     REGISTRATION STATEMENT

                              Under
                   The Securities Act of 1933

                    CAREDECISION CORPORATION

         (Name of Small Business Issuer in Its Charter)

                (Primary Standard Industrial Classification Code Number)

      Nevada              2660 Townsgate Road, Suite 300      91-2105842
                           Westlake Village, CA 91361
                                 (631) 544-0181
 (State of Jurisdiction   (Address, and Telephone Number of (I.R.S. Employer)
   of Incorporation or     Principal Executive Offices       Identification
      Organization)       and Principal Place of Business)       Number)

                   Corporate Agents of Nevada
                  4955 S. Durango Dr., Ste. 214
                      Las Vegas, NV. 89113
                         (702) 948-7501

   (Name, Address, and Telephone Number of Agent for Service)

                  Copies of Communications to:

                      Thomas C. Cook, Esq.
               Law Offices of Thomas C. Cook, Ltd.
                 4955 S. Durango Dr., Suite 214
                     Las Vegas, Nevada 89113
                    Telephone: (702) 952-8519
                    Facsimile: (702) 952-8521

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     "

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     "

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     "

If the delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.     "

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following
box.     x


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                 CALCULATION OF REGISTRATION FEE

  Title of Each   Number of     Proposed Maximum  Proposed Maximum   Amount of
    Class         Shares        Offering Price    Aggregate        Registartion
  Of Securities   to Be         Per Share (2)       Offering            Fee
    To Be        Registered (1)                   Price
  Registered

  Common Stock  75,551,018       $0.060         $4,533,061         $906.61

  (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Represents the maximum amount of shares of our common stock that we will be required to register in accordance with our Merger Agreement as well as shares issued and distributed pursuant to consulting agreements, note conversions, and shares underlying notes and warrant conversions.

  (2) Represents the average closing bid price of our common stock as of August 28, 2003.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.


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           Subject to Completion, Dated August 28, 2003

PROSPECTUS

                    CAREDECISION CORPORATION

           75,551,018 Shares of Common Stock

     This Prospectus relates to the registration of up to 75,551,018 shares of common stock of the Company. Of these shares, 36,800,582 have been issued pursuant to a merger agreement between the Company and Medicius, Inc. dated 6/28/02; 12,055,522 were issued pursuant to Consulting Agreements as follows: (i) Paradigm Partners received 2,539,574 shares on 9/30/02; (ii) Robert Jagunich received 4,127,093 shares on 12/11/02; (iii) Barbara Asbell received 1,000,000 shares on 12/13/02; and (iv) Wizard Enterprises received 2,500,000 shares on 12/13/02 and 1,888,855 shares on 12/20/02.
12,243,338 shares have been issued pursuant to the retirement of notes as follows: (i) 1,267,963 shares to Keith Berman for retirement of $42,266.10 note on 9/30/02; (ii) 875,000 shares to Care.net for retirement of a $16,500 note on 9/30/02;
(iii) 8,000,000 to M&E Equities, LLC representing those authorized shares that underlie a $475,000 face value Note due 5/24/02; (v) 1,538,500 to Thomas Chillemi for retirement of $50,000 note on 4/22/03, and (vi) 561,875 to David Mizrahi for settlement of $22,475 note on 5/21/03. 180,000 shares distributed to David Mizrahi for conversion of Medicius Class "A" Purchase Warrants in Medicius, Inc., on a 3:1 basis of common shares 180,000 of CareDecision Corporation. 6,631,576 shares distributed to Care.net's shareholders post the Medicius Merger and 2,500,000 shares issued to Care.net on 2/23/03 pursuant to an Intellectual Property Purchase Agreement; 640,000 shares were issued to Robert Jagunich pursuant a personal services agreement dated 9/30/02; 500,000 shares may be issued to Robert Koch pursuant to warrants relating to consulting agreements.
4,000,000 shares were authorized on June 3, 2003, pursuant to the Definitive 14a options to be issued as follows: (i) 1,250,000 to Keith Berman; (ii) 1,250,000 to William Lyons; and (iii) 1,500,000 to Robert Cox.

     There is no minimum number of shares that must be sold in this offering. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this Prospectus is provided under the headings "Issuance of Securities to the Selling Stockholders" commencing on page 12 and "Plan of Distribution" commencing on page 17. Although the Company has received the proceeds from the sale of the common stock and the warrants and may receive further proceeds from the exercise of the options and warrants, we will not receive any of the proceeds from sales of the common stock by the selling stockholders under this Prospectus. To the knowledge of the Company, the selling stockholders have not made any arrangements with any brokerage firm, underwriter or agent for the sale of the shares of common stock.

     The common stock is quoted on the OTC Bulletin Board
("OTCBB") under the symbol CDED but it is not listed on a national securities exchange. On August 28, 2003 the last reported sale price of the common stock was $0.06 per share.

     Investing in the common stock involves a high degree of risk, which is described in the " Risk Factors" beginning on page 7 of this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.




          The date of this Prospectus is August 8 2003.


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                        Table of Contents


Prospectus Summary                                             6
Risk Factors                                                   7
  Risk Factors Related to our Business                         7
  Risk Factors Related to this Offering                        9
Use of Proceeds                                               11
Determination of Offering Price                               11
Dividend Policy                                               11
Issuance of Securities to the Selling Stockholders            12
Plan of Distribution                                          18
Legal Proceedings                                             20
Directors and Executive Officers                              21
Security Ownership of Certain Beneficial Owners and Management22
Description of Securities                                     23
Market for Common Stock                                       24
Commission's Position on Indemnification for Securities Act
Liabilities                                                   25
Description of Business                                       26
 Organization and Business                                    26
 Patents or Trademarks                                        27
 Operations                                                   28
 Medical Field Applications                                   28
 Real Estate and Hotel/Motel Applications                     31
 SateLink                                                     31
 Competition                                                  32
 Industry                                                     33
 Employees                                                    34
 Acquisitions and name change                                 34
 Government Regulation                                        34
Management's Discussion and Analysis of Financial Condition and
Results of Operations                                         35
Description of Property                                       36
Certain Relationships And Related Transactions                36


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                       Prospectus Summary

     This summary highlights selected information contained elsewhere in this Prospectus. It may not contain all of the information you should consider before investing in the Company's common stock. You should carefully consider all information contained in this Prospectus and particularly the section on Risk Factors set forth below before investing in the shares of common stock offered under this Prospectus.

The Company

     CareDecision Corporation, a Nevada corporation (the
"Company") formed in 2001, is a developmental stage company with a principal business objective to provide Internet enhanced, wireless ("Wi-Fi") information technology and data management technology (IT) for:

     (a) Physicians, licensed medical service providers such as diagnostic testing laboratories, and medical insurers;
     (b) Hotels, motels and single building, multi-unit apartment buildings with a desire to offer local advertising and electronic services to their tenants/guests; and
     (c) Cable and wireless media enterprises that employ large field-based installation and repair personnel.

     The Company's fiscal year ends on December 31. The Company's principal executive office is located at 2660 Townsgate Road, Suite 300, Westlake Village, CA. 91361. The Company's telephone number is (805) 446-1973. The common stock is quoted on the OTCBB under the trading symbol CDED, but it is not listed on a national securities exchange. Because the common stock is not listed for trading on any national securities exchange there may be a limited market for the Company's shares.

The Offering

     This Prospectus relates to the registration of up to 75,551,018 shares of common stock of the Company. Of these shares, 36,800,582 have been issued pursuant to a merger agreement between the Company and Medicius, Inc. dated 6/28/02; 12,055,522 were issued pursuant to Consulting Agreements as follows: (i) Paradigm Partners received 2,539,574 shares on 9/30/02; (ii) Robert Jagunich received 4,127,093 shares on 12/11/02; (iii) Barbara Asbell received 1,000,000 shares on 12/13/02; and (iv) Wizard Enterprises received 2,500,000 shares on 12/13/02 and 1,888,855 shares on 12/20/02.
12,243,338 shares have been issued pursuant to the retirement of notes as follows: (i) 1,267,963 shares to Keith Berman for retirement of $42,266.10 note on 9/30/02; (ii) 875,000 shares to Care.net for retirement of a $16,500 note on 9/30/02;
(iii) 8,000,000 to M&E Equities, LLC representing those authorized shares that underlie a $475,000 face value Note due 5/24/02; (v) 1,538,500 to Thomas Chillemi for retirement of $50,000 note on 4/22/03, and (vi) 561,875 to David Mizrahi for settlement of $22,475 note on 5/21/03. 180,000 shares distributed to David Mizrahi for conversion of Medicius Class "A" Purchase Warrants in Medicius, Inc., on a 3:1 basis of common shares 180,000 of CareDecision Corporation. 6,631,576 shares distributed to Care.net's shareholders post the Medicius Merger and 2,500,000 shares issued to Care.net on 2/23/03 pursuant to an Intellectual Property Purchase Agreement; 640,000 shares were issued to Robert Jagunich pursuant a personal services agreement dated 9/30/02; 500,000 shares may be issued to Robert Koch pursuant to warrants relating to consulting agreements.
4,000,000 shares were authorized on June 3, 2003, pursuant to the Definitive 14a options to be issued as follows: (i) 1,250,000 to Keith Berman; (ii) 1,250,000 to William Lyons; and (iii) 1,500,000 to Robert Cox.

Selling Stockholders

     Medicius shareholders, Paradigm Partners, Robert Jagunich, Barbara Asbell, Wizard Enterprises, Keith Berman (an Officer of the Company), Care.net, Care.net shareholders, M&E Equities, LLC, Thomas Chillemi, Keith Berman, William Lyons, Robert Jagunich and Robert Koch


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Net Proceeds to the Company

     Although the Company will receive no proceeds from sales of common stock by the selling stockholders, the Company reduced its note obligations by $3,681,463 and may receive up to $20,000 if the selling stockholders exercise all their warrants with cash, instead of with the cashless exercise feature (if applicable).
If all of the options were exercised with cash, instead of with the cashless exercise feature (if applicable), the Company would receive proceeds of $300,000.

                          Risk Factors

Risks Related To Our Business


WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

We have historically lost money. As a result, the Company incurred accumulated net losses from June 21, 2001 (inception) through the period ended June 30, 2003 of $(2,928,220). In addition, the Company's development activities since inception have been financially sustained by capital contributions. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms.
No assurances can be given that we will be successful in reaching or maintaining profitable operations.

We had a major shift in our business strategy in 2003. It was not until the last quarter of 2002 that we focused on the integration and marketing of our systems and applications to non-medical industries, particularly motels, hotels, and real estate management company' properties. In this regard, we have established only informal agreements and have not generated revenue from this, or any other, business sector. We have a limited operating history upon which to evaluate our business plan and prospects.
f we are unable to obtain additional external funding or generate revenue from the sales of our products, we could be forced to curtail or cease our operations.

WE DO NOT HAVE ADEQUATE FUNDS TO EXECUTE OUR BUSINESS PLAN.

Our operations have never generated any revenues. Presently, we do not have adequate cash from operations or financing activities to meet our short-term or long-term needs. We do not have sufficient cash to pay most of our current obligations. Accordingly, we are periodically seeking additional financing. There is no assurance that any financing will be available on terms acceptable to us, or at all. Based upon our present operating expenses, the commitment of our executive officers and consultants to accept shares of our common stock in lieu of cash payments, and our expectation that we will not immediately generate revenues from operations or other sources, we believe we will be able to operate for a minimum of six months.

WE DO NOT CURRENTLY HAVE ADEQUATE PERSONNEL TO MEET OUR LONG-TERM BUSINESS OBJECTIVES AND BELIEVE THAT OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN QUALITY KEY PERSONNEL THAT ARE IN HIGH DEMAND.

As of August 28, 2003, we have hired a total of 14 people who are either employees or independent contractors. Of these, 4 are focused on product engineering and development; 4 serve in administrative and senior management capacities, and 5 primarily focus on the marketing of our products and oversee related tasks. Our growth and success in good part depends on ability to hire and retain highly qualified individuals in these areas as well as managerial, sales and operational personnel. All of these individuals are in high demand and we may not be able to attract the staff we need. In addition, the loss of the services of any of our senior management could have a material adverse effect on our business, financial condition and operating results.


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AUDITORS HAVE ISSUED AN OPINION RAISING SUBSTANTIAL DOUBT AS TO OUR ABILITY
TO CONTINUE AS A GROWING CONCERN, WHICH MAY DIMINISH YOUR RETURN.

In a letter that accompanies this application, our accountant, G. Brad Beckstead, says in part, the accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and, accordingly, has not yet generated a proven history of operations.
Since its inception, the Company has been engaged substantially in financing activities and developing its product line, incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from 21, 2001 (inception) through the period ended June 30, 2003 of $($2,928,220). In addition, the Company's development activities since inception have been financially sustained by capital contributions.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.


COMPETITION COULD ADVERSELY AFFECT OUR ABILITY TO EARN REVENUES.

Many of our competitors have longer operating histories, larger clientele bases, better service recognition and significantly greater financial, marketing and other resources than do we. Increased competition may result in reduced operating margins and a loss of market share. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us could harm our operating results, our business prospects, and financial condition.

IF WE ARE NOT ABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE COMMUNICATIONS INDUSTRY, WE MAY BE FORCED TO REDUCE OR CEASE OPERATIONS.

Our ability to compete effectively with our competitors depends on the following factors, among others:

      the performance of our communication software and application technology in a manner that meets customer expectations;

      the success of our efforts to develop effective channels of distribution for our products;

      our ability to price our products that are of a quality and at a price point that is competitive with similar or comparable products offered by our competitors;

      general conditions in the communication software and application industry;

      the success of our efforts to develop, improve and satisfactorily address any issues relating to our internet bases communication software and application industry; and

      Our failure to successfully develop our technology, products and distribution channels could cause us to reduce or cease operations.

OUR INABILITY TO SUCCESSFULLY LICENSE, MANUFATURE AND MARKET OUR INTELLECTUAL PROPERTY AND TECHNOLOGIES WILL ADVERSELY AFFECT OUR ABILITY TO EARN REVENUES.

Our success depends upon our ability to license and market our intellectual property and technologies. We do not have any patents, licenses or royalty agreements, although we have filed for patents. We must devote substantial management time and financial resources to locate strategic licensing, manufacturing and marketing partners. We have entered into licensing and marketing arrangements to license, manufacture and promote our intellectual property and technologies with one company, but no sales have been generated. We may be unable to enter into agreements with other parties on terms acceptable to us and such arrangements may not be profitable. Our failure to enter into such agreements may force us to undertake the manufacturing and marketing of our products ourselves, which will increase our administrative and operating costs. Such a result will have a material adverse effect on our costs, which may outstrip our resources and, in turn, force us to curtail our business plans. In such an event, our ability to earn revenues will be harmed.


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OTHER PARTIES MAY ASSERT THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL
PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT TIME AND RESOURCES AND POSSIBLY FORCE OUR COMPANY TO REDESIGN OUR TECHNOLOGY.

Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations.

WE MAY NOT EFFECTIVELY MANAGE THE GROWTH NECESSARY TO EXECUTE OUR BUSINESS PLAN, WHICH COULD ADVERSELY EFFECT THE QUALITY OF OUR OPERATIONS AND OUR COSTS.

In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of strategic partners and customers that use our technology. This growth will place significant strain on our personnel, systems and resources. We also expect that we will continue to hire employees, including technical, management-level employees, and sales staff for the foreseeable future. This growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth.
We cannot be sure that we will manage our growth effectively, and our failure to do so could cause us to reduce or cease operations.

Risks Related To This Offering

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 75,551,018 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" WHICH MAKES IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

The SEC has adopted regulations, which generally define penny stock to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Presently, the market price of our common stock is less than $5.00 per share. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:


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     A risk disclosure document;

     Disclosure of market quotations, if any;

     Disclosure of the compensation of the broker and its salespersons in the transaction; and

     Monthly account statements showing the market values of our securities held in the customer's accounts.

The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Generally, brokers may be less willing to effect transactions in penny stocks. This may make it more difficult for investors to dispose of our common stock. This could cause our stock price to decline. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.




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                         Use of Proceeds

     All net proceeds from the sale of the common stock covered by this Prospectus will go to the selling stockholders. The Company will not receive any proceeds from the sale of the common stock in this offering. The Company did, however, receive proceeds from the sale of the common stock and the warrants to selling stockholders and may receive proceeds from the exercise of the warrants and/or options. If all of the warrants were exercised with cash, instead of with a cashless exercise feature, the Company would receive proceeds of $20,000. If all of the options were exercised with cash, instead of with the cashless exercise feature (if applicable), the Company would receive proceeds of $300,000. These proceeds would be used for general corporate purposes, including working capital and potential acquisitions.


                 Determination of Offering Price

     The prices at which the shares of common stock may actually be sold will be determined by the prevailing public market price for the shares or by negotiations in private transactions.


                         Dividend Policy

     It is the Company's present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. The Company does not contemplate or anticipate paying any cash dividends on the common stock in the foreseeable future.

     On June 23, 2003, the Company announced it would issue an eight percent (8%) dividend payable in common stock. The shares, which shall be restricted securities, will be distributed on or before October 15, 2003, to shareholders of record as of July 21, 2003. In the computation of the eight percent (8%) restricted common stock dividend, any fractional remainder will be rounded up to the nearest whole share. The Company requests that each shareholder turn in their certificate(s) in exchange for a new certificate(s) on or prior to September 30, 2003 to receive the dividend, although this is not mandatory to receive the dividend Issuance of Securities to the Selling Stockholders.





        [Balance of this page intentionally left blank.]


/11/


       Issuance of Securities to the Selling Stockholders

     The table below sets forth ownership information regarding the selling stockholders. For purposes of calculating the percentage of common stock outstanding, any securities not outstanding that are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

     The following table lists the common shares held by Medicius shareholders that were converted and distributed pursuant to the Medicius merger agreement.

                                          AMOUNT OWNED      AMOUNT
                                                          INVESTORS
                        AMOUNT OF          AFTER 3:1         WANT
    INVESTOR4          INVESTMENT1        CONVERSION2    REGISTERED3

  Anfel Trading       $147,270.00           3,681,750      3,681,750
  Asbell, Barbara      $47,100.00           1,177,500      1,177,500
  Belcher, Michael      $2,100.00              52,500         52,500
  Berman, Keith       $255,333.00           6,383,325      6,383,320
  Binder, Alan          $1,200.00              30,000         30,000
  CareDecision.net5    $84,323.76           2,108,094      1,761,950
  Cox, Robert          $26,145.00             653,625        653,625
  CRS, LLC             $42,000.00           1,050,000      1,050,000
  Drizin, Chaim        $42,000.00           1,050,000      1,050,000
  Eiskowitz, Leon       $3,000.00              75,000         75,000
  Friedman, Allen Zev  $12,800.04             320,001        320,001
  Garber, John         $78,840.00           1,971,000      1,971,000
  Goldner, Ari         $17,184.00             429,600        429,600
  Jagunich, Robert    $167,133.00           4,178,325      4,178,320
  Kernochan, William   $30,000.00             750,000        750,000
  Kriger, Marlene       $3,200.04              80,001         80,001
  Lyons, William      $100,800.00           2,520,000      2,520,000
  Makowsky, Frady       $3,657.60              91,440         91,440
  Makowsky, Joseph      $7,315.20             182,880        182,880
  Mayer, Benjamin      $15,831.48             395,787        395,787
  Mendlowitz, Moshe   $110,400.00           2,760,000       2,760,00
  NY Auto Mall         $18,284.76             457,119        457,119
  Patel, Sanjay        $26,400.00             660,000        660,000
  Petras, Michael      $14,440.00             360,000        360,000
  Poff, Tom             $2,100.00              52,500         52,500
  P. R. Diamonds        $6,000.00             150,000        150,000
  Schiffman, Jennifer   $3,600.00              90,000         90,000
  Schneierson, Daniel  $15,831.48             395,787        395,787
  Sharabi, Shabnam      $1,200.00              30,000         30,000
  Weinstein, David     $20,790.00             519,750        519,750
  Weiss, Morris         $1,599.96              39,999         39,999
  Williger, Moshe       $7,315.20             182,880        182,880
  Wolf, Leslie          $3,600.00              90,000         90,000

           TOTAL    $1,318,754.52          32,968,863     32,968,863


/12/


The following table lists the preferred shares held by Medicius shareholders that were converted and distributed pursuant to the Medicius merger agreement.

                                                               AMOUNT
                                         AMOUNT OWNED         INVESOTRS
                         AMOUNT OF    AFTER PREFERRED            WANT
                                          STOCK
   INVESTOR4           INVESTMENT1       And OTHER           REGISTERED3
                                       CONVERSIONS2

  Asbell, Barbara6      $25,500.00           637,500            637,500
  CareDecision.net5, 6  $70,478.32         1,761,958          1,761,958
  Ducat, Frank6          $9,300.00           232,500            232,500
  Garber, John6         $17,342.40           433,560            433,560
  Mund, Sharon6          $7,555.52           188,888            188,888
  Patel, Kiritkumar6     $3,000.00            75,000             75,000
  Patel, Mafatbhai6      $3,000.00            75,000             75,000
  Patel, Navin A.6       $1,500.00            37,500             37,500
  Patel, Sanjay6        $14,092.52           352,313            352,313
  Pazderik, Dennis6      $1,500.00            37,500             37,500

                TOTAL  $153,268.76         3,831,719          3,831,719

Footnotes:

(1) Consideration for Medicius shares at $0.04 per share.
(2) The conversion has been calculated by converting each share of Medicius common stock into 3.0 common stock shares of CareDecision Corporation.
(3) Amount investors want to register in this Registration statement.
(4) The principals for the following corporations are as follows:
Anfel Trading - Jackie Bronner; CareDecision.net - Keith Berman; CRS, LLC - Glen E. Greenfelder, Jr. and Lloyd McEwan; NY Auto Mall - Isaac Orzechowitz; and P. R. Diamonds - Pincus Reisz.
(5) CareDecision.net, Inc's. President is also the Secretary, Treasurer and Director of the Company.
(6) Each share of Medicius Series A Preferred Stock that was converted into 3.5 common stock shares of CareDecision

The following table lists the shares formerly held by CareDecision.net, which were distributed pursuant to shareholder distribution.

  CAREDECISION.NET        AMOUNT OWNED            AMOUNT
  SHAREHOLDERS               AFTER             SHAREHOLDERS
  PARTICIPATING        CAREDECISION.NET           WANT
  IN ITS                 SHAREHOLDER
  SHAREHOLDER
  DISTRIBUTION           DISTRIBUTION          REGISTERED

  Anfel Trading           524,781               524,781
  Asbell, Barbara         218,057               218,057
  Belcher, Michael          9,722                 9,722
  Binder, Alan              5,556                 5,556
  DeWitt, Catherine       726,000               726,000
  Dobson, William F.      838,875               838,875
  Drizin, Chaim         1,050,000             1,050,000
  Eiskowitz, Leon          38,070                38,070
  Friedman, Allen  Zev    152,250               152,250
  Garber, John            365,001               365,001
  Kriger, Marlene          38,070                38,070
  Lyons, William          272,224               272,224


/13/


  Makowsky, Frady          43,395                43,395
  Makowsky, Joseph         87,015                87,015
  Mayer, Benjamin         600,000               600,000
  NY Auto Mall            217,485               217,485
  Patel, Bharat K.         37,500                37,500
  Patel Sanjay            122,223               122,223
  Petras, Michael          66,667                66,667
  Poff, Tom                 9,722                 9,722
  P. R. Diamonds           76,125                76,125
  Schiffman, Jennifer     152,250               152,250
  Schwartz, David         810,000               810,000
  Sharabi,  Shabnam         5,556                 5,556
  Weiss, Morris            61,350                61,350
  Williger, Moshe          87,015                87,015
  Wolf, Leslie             16,667                16,667
             TOTAL      6,631,576             6,631,576

     The following table lists the shares that were issued pursuant to consulting agreements

      PARTY             DATE    CONSIDERATION        SHARES

Paradigm Partners1    9/30/02    $101,582        2,539,574/Issued
Robert Jagunich      12/11/02    $165,084        4,127,093/Authorized
Barbara Asbell       12/13/02     $40,000        1,000,000/Authorized
Wizard Enterprises   12/13/02    $100,000        2,500,000/Authorized
Wizard Enterprises   12/20/02     $75,554        1,888,855/Authorized


(1) The principal for the following corporation is as follows:
Paradigm Partners - Joel Weintraub. Paradigm was retained to provide information technology consulting to the company to ascertain the applicability of the company's technologies to other markets. Paradigm had interest and expertise in certain real-estate markets.

     The following table lists the shares that were issued pursuant to the retirement of notes.

      PARTY                DATE    CONSIDERATION        SHARES

Keith Berman             9/30/02       $42,266        1,267,963/Issued
CareDecision.net, Inc.1  9/30/02       $16,500          875,000/Issued
M&E Equities, LLC1       4/20/03      $475,000        8,000,000/Auhtorized
Thomas Chillemi          4/22/03       $50,000        1,538,500/Auhtorized
David Mizrahi            5/15/03       $22,475          561,875/Authorized


  (1) The principals are as follows: CareDecision.net, Inc. -
  Keith Berman; M&E Equities - Moshe Mendlowitz
     The following table lists the shares that were issued pursuant to an Intellectual Property Purchase Agreement.

      PARTY               DATE     CONSIDERATION        SHARES

CareDecision.net, Inc.   02/23/03    $181,250        2,500,000/Authorized

     The following table lists the shares that were authorized pursuant to option agreements.

    PARTY            DATE      CONSIDERATION               SHARES
                                                         Authorized

Keith Berman       6/3/03      $25,000, and services     1,250,000
Robert Cox         6/3/03      $30,000, and salary       1,250,000
William Lyons      6/3/03      $25,000, and services     1,500,000



/14/


     The following table lists the shares that were issued pursuant to the exercise of warrants.

      PARTY           DATE    CONSIDERATION          SHARES

Robert Jagunich     9/30/02      $32,000           640,000/Issued
Robert Koch        10/21/02          $20,000      500,000/Authorized

     Assumes that all the warrants are exercised in full and all shares of common stock held and to be held by the selling stockholders being offered under this Prospectus are sold, and that no one of the selling stockholders acquire any additional shares of common stock before the completion of this offering. The Company's registration of the shares of common stock does not necessarily mean that any one of the selling stockholders will sell all or any of the shares.

The following table lists the shares that were issued pursuant to the exercise of Medicius, Inc., Class "A" Warrants, which converted on a 3:1 shares of CareDecision common stock.

      PARTY           DATE    CONSIDERATION          SHARES

Robert Jagunich     9/30/02      $32,000           640,000/Issued
David Mizrahi       5/15/03      $14,619           180,000/Authorized

     The following table lists the shares have been issued pursuant to consulting services via Form S-8s.

      PARTY                   DATE               SHARES AUTHORIZED

ThomasChillemi3              1/24/03                 2,000,000
Joseph Wolf4                 1/24/03                 3,500,000
Glen Greenfelder2           12/17/02                 1,500,000
Robert Jagunich1             10/1/03                 4,127,093
Barbara Asbell                9/4/02                   950,000
Barbara Asbell                8/7/02                 2,000,000
Ken Lowman                   7/19/02                 3,000,000
Ken Lowman                   4/17/02                   500,000
Chaim Drizin                  3/1/02                   475,000
Mark Lancaster                3/1/02                 1,350,000


(1) These share were issued pursuant a different consulting agreement then the shares that were issued on 12/11/02 as depicted in the table immediately preceding this one.
(2) Mr. Greenfelder was retained to consult regarding the what forms or other ancillary documents may need to be prepared should we seek upon ways we could increase our capital, make acquisitions with stock, and increase ability to obtain financing
(3) Mr, Chillemi was retained was retained to consult with
and advise the Company in connection with medical matters
relating to the Company's foray into the work injury related industry. Dr. Chillemi also agreed, as part of his retainer, to advise the Company's Board of Directors on
medical matters and the workings and policies of medical
insurers, a focus of the Company..
(4) Mr. Wolf was retained to consult with and advise the Company in connection with pharmacological matters. As a board  certified pharmacist Dr. Wolf was retained to provide
very   specialized   consultation  in   the   formation   of
applications  for  the company's new product  for  the  work
injury  industry.   Dr. Wolf also agreed,  as  part  of  his
retainer, to advise the Company's Board of Directors on medical matters relating to insurer formulary.

     In March of 2001, we issued 11,070,000 shares of our $0.001 par value common stock to our founders for cash of $15,025.

     In March of 2001, we issued 1,525,000 shares of our $0.001 par value common stock to G&M Management &
Administrative Services, Ltd., (Andrew Pieri is the
President) for cash of $49,500. The above referenced transaction was made in accordance with Section 4(2) of the Securities Act of 1933, as amended, which exempts from registration transactions by an issuer not involving a "public offering."


/15/


     In March of 2001, we issued 3,500,000 shares of our $0.001 par value common stock at $0.10 per share to Sarcor Management, SA, a British Virgin Island corporation, as a $350,000 down payment on a technology licensing agreement.


     In October of 2001, we issued 350,000 shares of our $0.001 par value common stock to Corporate Regulatory Services for consulting services valued at $26,250.
These share were issued pursuant to a Regulation D, Rule 504 offering registered in state of Nevada as addition compensation pursuant to our agreement

     We  issued  1,340,000 shares of our  $0.001  par  value
common  stock at $0.10 per share for cash of $134,000.   The
shares were sold pursuant to a Regulation D, Rule 504 of the Securities and Exchange Commission offering.

     In March of 2001, We we issued 600,000 shares of our $0.001 par value common stock to Quarg, Inc. for consulting services valued at $60,000.

     In October of 2001, we issued 150,000 shares of our $0.001 par value common stock to Mary Lou Cox, mother of Robert Cox, the Company's president, for consulting services valued at $15,000. Ms. Cox provided general clerical and administrative services to the company in lieu of salary or hourly wage.

     In October of 2001, we issued 500,000 shares of our $0.001 par value common stock to James De Luca, an independent consultant, for consulting services valued at $50,000. Mr. De Luca helped the company put in place policies and procedures for its IT recruitment business and also provided the company's then Vice-President with a list of IT candidates and contacts in lieu of a salary or hourly wage.

     On July 9, 2002, we issued a total of 32,968,863 shares of its $0.001 par value common stock pursuant to its reverse merger with Medicius, Inc. whereby each shareholder received three Company shares for every one Medicius, Inc. share held.

     In June, 2002, we issued 1,725,000 shares of our $0.001 par v alue common stock to CareDecision.net, Inc. pursuant to its election to convert 700,000 shares of the Company's $0.001 par value preferred stock into common stock.

     Should M&E Equities, LLC convert its Medicius Note into reserved merger shares, those shares shall total a maximum of eight million 8,000,000 shares, or a portion thereof, and shall be valued a the time(s) of conversion.

     On February 5, 2003, the Company acquired fully-developed software from CareDecision.net, Inc, a private corporation with several control persons serving in similar positions at the Company. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $181,250 with 2,500,000 shares of the Company's $0.001 par value common stock.

     On March 28, 2003, the Company received $50,000 from Dr. Thomas Chillemi, a Company shareholder, the note is convertible into 1,538,500 shares of the Company's $0.001 par value common stock and carries with it 1,538,500 warrants exercisable on a one-for-one basis at a strike price at $0.0325 per share. On April 22, 2003 Dr. Chillemi exercised the convertible portion of his note and converted the $50,000 debt into 1,538,500 shares of the Company's $.001 par value common stock.

     On May 15, 2003, David Mizrahi settled his note, with a face value of $20,000, plus interest from January 5, 2002 through May 14, 2003, a total of $22,475, to a conversion of 25 shares of CareDecision Corporation common stock for each dollar of investment, plus interest. David Mizrahi also, converted 60,000 Class "A" Warrants of Medicius, Inc., with a value of $14,619, into CareDecision Corporation common stock on a 3:1 basis. The Warrant converted into 180,000 shares of common stock of CareDecision Corporation.

     On July 1, 2003, the Company entered into a consulting agreement with Anthony Quintiliana to perform information technology services for the Company. As consideration, the Company will issue 1,500,000 shares of $0.001 par value common stock and stock options to purchase 2,000,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

     Mr. Quintiliana has been retained by the company to provide consulting to the areas of cooperative advertising and the marketing of electronic commerce within the company's ResidenceWare electronic networks,. Mr. Quintiliana will provide his services to employees of the company upon request and on-site with the company's cooperative advertising partners (hotel owners and managers).


/16/


     On July 1, 2003, the Company entered into a consulting agreement with Barbara Asbell to perform medical information
technology  services  for  the Company.   As  consideration,  the
Company will issue 4,000,000 shares of $0.001 par value common stock. The shares will be registered and free-trading via Form S-
8. Based upon the terms of her consulting agreements, Ms. Asbell has agreed to rescind an equal number of her existing legended, restricted shares.

     Ms. Asbell's duties include general business consulting, technical recruiting and identification of medical IT products and technologies that the company may consider acquiring.

     On July 10, 2003, the Company entered into a consulting agreement with Thomas Chillemi to perform corporate development services for the Company. As consideration, the Company will issue stock options to purchase 3,000,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

     Dr. Chillemi's duties include providing consultation and advice to CareDecision Corporation in connection with any and all matters relating to CareDecision Corporation's corporate governance, medical advisory committee to the board, and potential AMEX or NASDAQ-SC application, and as CareDecision Corporation may reasonably request. Also Dr. Chillemi continues to provide services where he will introduce potential strategic partners to the Corporation.

     On July 15, 2003, the Company entered into a consulting agreement with Dr. Joseph A. Wolf to perform medical information technology services for the Company. As consideration, the Company will issue stock options to purchase 950,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

     Dr. Wolf is a registered pharmacist and a pharmacology PhD. Dr. Wolf will provide consulting in the area of medical information technology, in particular the areas of drug interactions, insurer drug formularies, and risk assessment

     On July 15, 2003, the Company entered into a consulting agreement with Leslie-Michelle Abraham to perform corporate administrative services for the Company. As consideration, the Company will issue stock options to purchase 850,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

     Leslie-Michelle Abraham is an expert in the area of physician practice management and physician practice workflow, particularly as these areas interact within the work-injury health sector. Ms. Abraham will assist the company with medical IT consulting for its MD@Work product.

     On August 5, 2003, the Company entered into a consulting agreement with Ely Mandell to perform corporate strategic and developmental services for the Company. As consideration, the Company will issue stock options to purchase 150,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

     Mr. Mandell was the agent that sold the company some IT technology in January. This technology did not and has not worked. In July 2003 the company rescinded this purchase of this software techhnology, and settled the entire transaction. The company retains a license free copy of the software and Mr. Mandell has been retained to provide technical assistance as the company attempts to make the software functional.


/17/


                      Plan of Distribution

     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  (a) Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  (b) Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and the resell a as principal to facilitate the transaction;

  (c) Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  (d) An exchange distribution in accordance with the rules of the applicable exchange;

  (e)  Privately negotiated transactions;

  (f)  Short sales;

  (g) Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  (h)  A combination of any such methods of sale; and

  (i)  Any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.


/18/


     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.




        [Balance of this page intentionally left blank.]


/19/


                        Legal Proceedings

     The Company has pending one legal actions arising in the normal course of business. Management does not believe that this legal action will have a material impact on the Company's business, financial condition or operating results.

     M&E Equities, LLC ("M&E) and Blimie Mendlowitz (the "plaintiffs") have filed a complaint against CareDecision Corporation, Medicius, Inc., Keith Berman, and William Lyons (the "defendants") for failure to repay note principal and interest and failure to deliver common stock warrants ("Warrants") pursuant to the terms of a Senior Convertible Note Subscription Agreement ("Note A") and a Senior Convertible Promissory Note Agreement ("Note B") issued to the plaintiffs. The plaintiffs are seeking a declaration by the court awarding them damages:

     a) In an amount not less than the outstanding Note A principal of $75,000, plus interest at twelve percent per annum and further requiring CareDecision to issue to Mr. Mendlowitz 225,000 Warrants exercisable at $.20 per warrant with additional warrants to be issued at the commencement of trading as per Note A;
     b) In an amount not less than the outstanding Note B principal of $400,000, plus interest at the default rate of fifteen percent per annum as provided for in Note B;
     c) In an amount not less than the outstanding Note A principal of $75,000, plus interest at twelve percent per annum and further requiring CareDecision to issue to Mr. Mendlowitz 225,000 Warrants exercisable at $.20 per warrant with additional warrants to be issued at the commencement of trading as per Note A;
     d) In an amount not less than the outstanding Note B principal of $400,000, plus interest at the default rate of fifteen percent per annum as provided for in Note B;
     e) In an amount not less than $4,000,000 for defendants' fraud in inducing Plaintiffs to invest in Medicius and depriving them of an opportunity to realize the benefit of their investment, plus treble damages for fraud;
     f) For all reasonable attorney's fees incurred by Plaintiff's in this action;
     g)   For the costs and disbursements of this action; and
     h) For such other further relief which this Court seems just and proper.

     The Company denies all material allegations against the Company and intends to fully defend the claims of the Plaintiffs.
This litigation is still in the summons and complaint phase and the ultimate outcome cannot presently be determined.

     Specifics regarding the case are as follows:

Case Name:  M&E Equities, LLC, and Blimie Mendlowitz, against
CareDecision Corporation, Medicius, Inc., Keith Berman, and
William Lyons.
Court: Supreme Court of The State of New York County of New York.
Case Number:  600092-03

     All parties have subsequently executed a Settlement Agreement. Certain parties to that agreement have to this date not fully satisfied the terms of settlement. The M&E Secured Convertible Revolving Promissory Note Agreement (previously filed as exhibit 10.4) discloses the terms agreed upon; however; as for the balance outstanding, the rate of interest, the maturity date and the conversion terms, those are issues disputed in the litigation. Both parties are alleging different facts that would determine the balance outstanding, the rate of interest, the maturity date and the conversion terms, so such disclosure would not be prudent until after the case is resolved. The summons and complaint were filed on January 9, 2003 and were served to the Company on April 21, 2003. The Company believes that once fully satisfied, the Settlement Agreement between the parties will end the litigation.


/20/


                Directors and Executive Officers

     The following table sets forth the name, age, positions, and offices or employments for the past three years as of June 30, 2003, for our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the discretion of the Board of Directors of the Company.


NAME                AGE      POSITION

Robert Cox           43      President, Director, and Chief Executive Officer
Keith Berman         49      Secretary, Treasurer and Director
William Lyons        49      Director
Robert Jagunich      56      Director


     Robert L. Cox, Chairman, President, Director, and Chief
Executive Officer - Prior to joining CareDecision, Mr. Cox was the Chief Executive Officer, President and Director of Tower
Realty Trust, Inc., a publicly traded Real Estate Investment
Trust ("REIT"). Prior to holding the positions of CEO and President of Tower Realty Trust, since 1995 Mr. Cox served as the Executive Vice President and Chief Operating Officer of Tower Equities until
October of 1997, when Tower Equities became a public company
(Tower Realty Trust, Inc.).  Prior to that, Mr. Cox served as
Vice President of Development and Construction of Tower Equities from March 1987 to March 1995, where his main responsibilities included supervising all of Tower Equities' development and construction projects. Mr. Cox is a graduate of Florida State
University in 1983. Mr, Cox does not hold any directorships of other reporting companies.

     Keith Berman, Secretary, Treasurer and Director - Mr. Berman has over 22 years experience in healthcare with such companies as Technicon Corporation and Boehringer-Mannheim Corporation, and in the last 15 years providing healthcare software including
Intranet and Internet systems. Mr. Berman was the founder of Cymedix, the operating division of public Medix Resources, Inc.
(MXR) from January 1996 - June 1999. President, Director and founder of Cymedix Corp., currently the operating division of Medix Resources, Inc.
(MXR). Cymedix was a pioneer company in what was then known as i-health (Internet healthcare) and is now the e-health industry. From July of 1999 - present, Mr. Berman has deld the position of President, founder and director of Caredecision.net, Inc. a private company engaged in e-health technology development. Mr. Berman received a BA in 1975 and an MBA in 1977, from Indiana University.

     William Lyons, Director - Mr. Lyons, has over 20 years experience in healthcare endeavors, and for the past fifteen years has concentrated on medical communications and medical IT.
Mr. Lyons, former President of Cybear, Inc. (CYBA) and an original member of the management team at AllScripts (MDRX), manages the company's sales and marketing efforts.
From 1996 through March 1998  Mr. Lyons was the President Cybear, Inc.
a division of Andrx Corp. Cybear was a pioneer company in what was then known as i-health (Internet healthcare) and is now the e-health industry. Subsequently, from June 1998 - December 1999 he was a consultant to the President and CEO of Medix Resources, Inc. Mr. Lyons was hired by Medix just after Medix acquired Cymedix. His duties included advising the CEO in areas of business development, sales, marketing and pharmaceutical company relationships. In July of 2000, Mr. Lyons accepted the position of Executive Vice President and Director of Caredecision.net, Inc., a private company engaged in e-health technology development, and from Jun 2001 - present Executive vice president and director Medicius, Inc. a private company engaged in e-health technology, acquired by CareDecision Corp. June 2002.
Mr. Lyons received a BA in 1976, from St. Michael's College and an MBA in 1979, from Pace University

     Robert Jagunich, Director - Mr. Jagunich was a director of Cymedix Corporation, the operating entity of Medix Resources, Inc. (AMEX:MXR), from April 1996 through December 1997. MR. Jagunich has 27 years of experience in the medical systems and device industry. Recently, he has held the position or President at New Abilities Systems, a privately-held manufacture of advanced electronic systems used in rehabilitation. He also consults to companies such as Johnson and Johnson and has served as a senior executive in such publicly-held companies as Laserscope and Acuson. He received his B.S in 1969, and his M.S. and M.B.A. in 1971, from the University of Michigan


/21/


 Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information concerning the beneficial ownership of the Company's outstanding classes of stock based on ownership information reported by the stockholders as of June 30, 2003, and on the number of shares outstanding as of June 30, 2003 by each person known by the Company to own beneficially more than 5% of each class, by each of the Company's directors and executive officers and by all officers and directors as a group. Unless otherwise indicated below, to the Company's knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law. All shares are held directly.


                           Common Stock

    Name and Address                 Shares           Percentage of
                               Beneficially Owned       Shares
                                                     Outstanding

     Anfel Trading1               4,206,531             4.85%
     505 Park Avenue
   New York, NY 10022

      Keith Berman2               6,383,325             7.37%
      1623 Elmsford
   Westlake, CA 91361
      Robert L. Cox               1,123,861             1.29%
   16 Wood Hollow Lane
 Fort Salonga, NY 11768

     Robert Jagunich              1,465,000             1.69%
   765 Christine Drive
   Palo Alto, CA 94303

      William Lyons               2,792,224             3.22%
    617 Joshhue Court
  Naperville, IL 60540
----------------------------------------------------------------------
Total ownership by our           11,764,410            13.58%
officers and directors
(four individuals)

Footnotes
  1.   The principal executive officer of Anfel Trading is Jackie
     Bronner.
  2. Certificate number 1329 in the amount of 848,768 shares and certificate number 1395 in the amount of 1,267,963 shares of the Company's common stock were transferred to a non-related individual on October 16, 2002; however, these certificates were lost in transit and were not recovered until March 2003. Therefore, Mr. Berman's holdings as reflected on the Company's December 31, 2002 certified shareholder list is overstated by a total of 2,116,731 shares.


/22/


                    Description of Securities

     Our authorized capital stock is 200,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred Stock, par value $.001 per share. As of June 30, 2003, we had issued 86,606,012 of our shares of common stock and no shares of preferred stock.

     The following brief description of our common stock and preferred stock is subject in all respects to Nevada law and to the provisions of our Articles of Incorporation, as amended and our Bylaws, copies of which have been filed as exhibits to our initial 10-SB Registration Statement filed with the Securities and Exchange Commission on September 27, 2001.

Common Stock

     As a holder of our common stock:

  (a) You have equal rights to dividends from funds legally available, ratably, when as and if declared by our Board of Directors;
  (b) You are entitled to share, ratably, in all of our assets available for distribution upon liquidation, dissolution, or winding up of our business affairs;
  (c) You do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable;
  (d) You are entitled to 1 vote per share of common stock you own, on all matters that stockholders may vote, and at all meetings of shareholders; and
  (e)  Your shares are fully paid and non-assessable.

     Additionally, there is no cumulative voting for the election of directors.

Preferred Stock

     We are also authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value. Although, we have not issued any preferred stock to date, nor have we developed the descriptive attributes of these preferred shares, we can issue shares of preferred stock in series with such preferences and designations as our board of directors may determine. Our board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights. This could dilute the voting strength of the holders of common stock and may help our management impede a takeover or attempted change in control.

Nevada Anti-Takeover Provisions

     The anti-takeover provisions of Sections 78.411 through
78.445 of the Nevada Corporation Law apply to CareDecision Corporation Section 78.438 of the Nevada law prohibits us from merging with or selling CareDecision Corporation or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the CareDecision Corporation shares, unless the transaction is approved by the Board of Directors of CareDecision Corporation. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of CareDecision Corporation.


/23/


Anti-Dilution

     The shares of the CareDecision's preferred stock shall not be subject to dilution unless all the holders of the preferred stock vote to change this preference. In addition, the preferred stock shall maintain its status even if the common stock undertakes a reverse or forward split of its shares. The preferred stock cannot be diluted unless it is converted to common stock.

                     Market for Common Stock

     The common stock is traded on the OTC Bulletin Board. The following table sets forth the high and low bid prices of the Company's common stock for the periods indicated, as reported by published sources. The prices reflect inter-deal prices without retail mark-up, mark-down or commission and may not represent actual transactions.


                                               Low          High
2003 Fiscal Year
First Quarter                                 $0.04       $ 0.080
Second Quarter                                $0.04       $ 0.075
Third Quarter (as of date of prospectus)      $0.04       $ 0.075
2002 Fiscal Year
First Quarter                                 $0.06       $ 0.30
Second Quarter                                $0.03       $ 0.08
Third Quarter                                 $0.03       $ 0.11
Fourth Quarter                                $0.04       $ 0.11
2001 Fiscal Year (a)

(a) The Company was incorporated in 2001, and our securities were not approved for trading until February 1, 2002. Therefore, information for fiscal year 2001 is not presented.

     As of August 28, 2003, there were approximately 88 individuals of record of our common stock. Our shares of common stock are currently traded on the OTC Electronic Bulletin Board under the symbol "CDED". There is no assurance that an active trading market will develop that will provide liquidity for CareDecision's existing shareholders or for the selling shareholders whose common stock is being registered through this filing.

     The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00 per share. Thus, our common stock is presently a penny stock subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. This would generally include institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. Based on the above, investors who are not established customers of broker-dealers or accredited investors may find it difficult to purchase our common stock without satisfying numerous requirements.






        [Balance of this page intentionally left blank.]


/24/



   Commission's Position on Indemnification for Securities Act
                           Liabilities

     Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

     5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.


/25/


     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore unenforceable.

                     Description of Business

Organization and Business

     The Company was formed in the State of Nevada on March 2, 2001. In June of 2001, we elected to change the corporate name from ATR Search to CareDecision Corporation. Pursuant to reorganization in 2002, we authorized the issuance of 3,419,500 shares valued at $229,899, for all the assets and liabilities of Care Technologies, LLC, becoming the parent of Care Technologies, LLC. Care Technologies, LLC was dissolved in April 2003. Pursuant to a Merger in June of 2002, we acquired Medicius, Inc. at a following conversion rates: (i) one common share of Medicius in exchange for three common shares of CareDecision, (ii) one Series A Preferred share of Medicius in exchange for three and one-half common shares of CareDecision. The Company is a developmental stage company whose principal business objective to provide information technology (IT) for use with Internet-based communication, and network software systems and applications that reside on and function through a Windows CE-Based PDA. We have a website at http://www.caredecision.net., which provides a description of our services and products.

     The Company's management ("Management") believes that there are substantial growth opportunities in the Internet based communication software and application industry, specifically hand held products such as Person Digital Assistant (PDA) devices. Management believes that the Company is well positioned to take advantage of the growth opportunities in the marketplace.
Management believes that Company is building an excellent reputation with potential clients in the marketplace as a result of its ability to provide quality products and services, on-time delivery, at competitive prices. In recent years, Internet-based communication has become very popular. PDA are available from most major computer brands such as Sony, IBM and Palm. To maximize its potential, the Company has, significantly expanded its focus to include not only medical applications, but applications in the real estate market.

We had a major shift in our business strategy in 2003. It was not until the last quarter of 2002 that we focused on the integration and marketing of our systems and applications to non-medical industries, particularly hotels, motels and real estate management company' properties. In this regard, we have established only informal agreements and have not generated revenue from this, or any other, business sector


/26/


     As we are still in the development stage, CareDecision has yet to generate revenue other than through the selling of our shares. However, pursuant to an Agency Agreement with CareDecision.net, Inc., CareDecision will receive 90% of the total revenue, which CareDecision.net, Inc. is to receive through a Program Agreement with Pharmacare, Inc., a wholly owned subsidiary of CVS Corporation, a leading provider of pharmacy benefit services to health insurers. Pharmacare and the Company plan to jointly market the CareDecision products. Thus far the two companies have embarked upon a program to jointly introduce the benefits of CareDecision.net's products to several east coast based health plans that insure over five million lives. The material terms of the Agency Agreement are as follows:

     The parties to the Program Agreement are: CareDecision.net, Inc. (the "Company"), Pharmacare, Inc. a division of CVS, Inc. (a partner of CareDecision.net, Inc. through the Program Agreement) ("Pharmacare"), and CareDecision Corporation, the agent for CareDecision.net, Inc.

     Pharmacare is a pharmacy benefit management organization. Pharmacare's main business is the management of the drug prescription benefits of individual insured parties, acting under contract for various health and indemnity insurance companies. Pharmacare is limited to retrospectively managing the prescription benefits of individual insured parties, acting after a mistake or other problem has occurred in the insurance system. Prescription management is also a medical IT service CareDecision offers through its MD@Hand and MD@Rx products. If the "MD@" product is used by physicians, the company believes that prescription drug management will improve and be less costly.

     The Program Agreement between Pharmacare and
CareDecision.net, Inc., ("CD.net") with CareDecision Corp. acting as CD.net's implementation agent, obligates Pharmacare to identify those of its customers would be interested in the MD@Hand and MD@Rx products. Once identified Pharmacare is to introduce the MD@Hand and MD@Rx products and CareDecision personnel to the interested parties. CareDecision Corp. as agent has the responsibility of turning the interest into commerce through the introduction and implementation of its products.

     The Program Agreement also makes Pharmacare a junior partner in any commerce that emerges from the efforts of Pharmacare and CareDecision, although should any commerce emerge, Pharmacare would benefit twice: from the benefit of the commerce that has emerged, and from the cost savings it enjoys from the introduction of CareDecision products.

Patents or Trademarks

     The company has acquired the intellectual properties or property rights to proprietary systems that are covered by a portfolio of pending utility patent applications (the 2001 patents pending) covering methods and systems for managing patient-specific information and concurrently implementing fulfillment by multiple health-services related providers for medically-related services for use over a computer network. Patient information gathered from multiple authorized sources is provided at the point-of-care, and coordinated and compared with prescription formulary compliance, medical services providers and their payors, and multiple-rules based treatment plans. Patient case and episode information and care management, in coordination with the implementation of substantially paperless ordering and fulfillment of lab tests, prescriptions and referrals, is made available to all attending health care professionals and support personnel via the networked computer and PDA system.

     The inventive system includes, in seamless essentially real-time communication over the Internet, a network of fully secure private sub-networks among the participants in the system, anchored by a PC as the client-server link to the Internet, with each of a plurality of PDAs docked to it, either in a wired or wireless mode (the 2002 patents pending). A suite of software applications, including medical, communications, data migration (mining) and database applications are resident on each PDA, and communications, database and data migration (mining) modules resident in the system automatically link to the PC via an available ISP to update those databases by a novel packet transmission method to maintain confidentiality of the transmitted information. Data is transferred by wireless link, such as Wi-Fi and other radio frequency links among and between servers and PDA's used in connection with the inventive system. Certain system enhancements are included as well, including wireless link for point to points advertising and fulfillment, point-of sale (residential product) and wireless wide area networking.


/27/


     In addition the company has acquired certain trade and/or salesmarks or rights to it and has received provisional approval for the family of marks "MD@". In addition the company is awaiting approval of various applications for trademark registration, including MD@HAND for its PDA based management software, and MD@PRACTICE PROBE for its data migration (mining utility), as well as other related marks that are related to products not yet commercial.

     The Company is continuously reviewing additional licensing programs and proprietary designs to further expand its licensing program and proprietary PDA software applications.

Operations

     The Company is a development state company and, to date, no products have been sold nor services provided to generate revenue. We have generated cash-flow solely through the selling of our securities. Recently, we have entered into an Agency Agreement with PCHertz.com, Inc. of Fargo, ND ("PCHertz"). PCHertz will act as a sales and distribution organization for the company's ResidenceWare products geared to the hotel, motel and apartment building markets. To date, PCHertz has secured orders for systems from hotels and motels in the states of California, Minnesota, North Dakota, Virginia and Georgia. Initial deliveries of the Company's ResidenceWare system, called for under these orders, are for approximately eight-hundred fifty units with potential for many additional units from hotel owners and managers associated with the initial orders group. Additional unit orders are dependent upon the success of the initial unit deliveries. To date the company has not delivered any ResidenceWare systems.

Medical Field Applications

     Our medical information and communication applications include important features such as, fully integratable, and all on one PDA Internet appliance. These applications have been designed to meet the needs of both the inpatient and outpatient environments and are not just commercially viable but also regulatory standard compliant. Further, we believe that CareDecision has conceived and implemented the ability to monitor patient treatment plans on a handheld information appliance.

     The technology is grounded in the central need to furnish the doctor with the crucial patient information rapidly and reliably on a PDA. It utilizes the power of the Web to move large amounts of data to and from a variety of platforms securely via a powerful Windows CE based PDA designed for portability and upgradability. Totally compliant with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), this PDA technology is the first to offer legacy system applications on a totally portable (PDA) appliance.

    The PDA software operates on any Microsoft Windows CE
    "Pocket PC" based handheld device, either in a wireless or "wired" mode. The local host for the company's PDA devices is a Windows (9X, NT or later) based PC in the physician's office, which, in turn, permits one to eight of the aforementioned PDAs to be linked to the medical network.

    The PDA software allows each PDA to become a uniquely identified mobile node on the medical network, independent of PC linkage, thereby, assisting the doctor in the review of relevant patient medical history, medications and prescriptions, lab test ordering, medical step processes and protocols and specialist referral processes. The PDA software provides rules based software capabilities and the ability to receive order fulfillment information for over 5,000 patients, which represents approximately 3 years of patient encounters in a typical primary care medical practice and allows for providers to access payor and health plan business rules, and policy/plan coverage's directly from the plan(s).

    The Web server software establishes a real-time link to health plans, lab and other service organizations legacy systems.


/28/


    Our system allows for providers to access payor and health plan business rules, and policy/plan coverage's directly from the plan(s).

     The PDA bearing proprietary software enables the physician at the point-of-care to:

    Review the patient's recent and/or long term medical history;
    Check the patient's eligibility to receive services from a health plan;
    Request care review of medical protocols and medical step processes, to assure a minimum standard of care according to each patient's diagnoses and health plan;
    Electronically order laboratory tests or radiology exams, and review the fulfillment of those orders by electronic receipt of the medical test results;
    Review the safety of a proposed prescription and its propensity to interact with other prescribed medications for a given patient. Identify the optimum medication contained within the patient's benefit plan formulary;
    Electronically refer the patient to a medical specialist, and retrieve and review any report(s) sent from the specialist related to the referral; and
    Initiate care protocols, or step therapies, based on the patient's diagnosis, and automatically follow the progress or efficacy of the "steps" through an auto-reminder.

     The PDA technology and applications are a tightly designed integration of application sets. The system captures all current patient activity at the point of care (the examining room or bedside) and then merges it with the patient's history allowing various on-demand treatment protocols to emerge, providing a wealth of data for prospective treatment. Information supplied to and from the physician via the PDA appliance includes:

Case/Episode Diagnosis     Episode  by episode multiple
                           diagnosis  and physician  chosen
                           treatment;
                           Patient cumulative treatment
                           (electronic   medical    record)
                           histories,             including
                           hospitalizations  and  histories
                           from patient; and
                           Eight   levels  best   care
                           medical protocols.
Medical Order Entry and    Full   Pharmacy   Benefits
Fulfillment                Management     programs     with
                           electronic  script writing  with
                           drug   formulary  and  drug-drug
                           interaction checks;
                           Lab Order Entry with complete
                           reporting   including   results,
                           pending, tickler, out of limits,
                           historical, summary, etc.; and
                           Accident/Worker's
                           Compensation intervention modules.
                           In addition, CareDecision software
                           applications provide both on-line
                           and off-line (fax) order entry.
Payor-Related              Plan     and    Procedure
Applications               Eligibility;
                           Procedure/Drug Authorization;
                           Patient Referral; and
                           Hospitalization   Admission
                           Decision Tree.


The communication and integration system coupled with its clinical and administrative applications constructs a compelling and convincing rationale for adoption and utilization by the physician within the office practice.

  Connecting Through Integration

     The PDA based applications provide a complete set of clinical applications for managing patient care, streamlining clinical paperwork, providing the physician with Best Medical Care pathways and guidelines, and increasing efficiency while improving the accuracy of tracking patient care.


/29/


There are three categories of application modules.

   Case/Episode Diagnosis and Treatment modules include: (a) episode by episode multiple diagnosis and physician chosen treatment pathways; (b) patient cumulative treatment (electronic medical record) histories, including hospitalizations and histories from patient encounters with other physicians; (c) eight levels of Best Care Medical Protocols, and (d) tentacle links to the Physician Desktop Reference (PDR) and prescription drug databases;

   Medical (outbound) Order Entry modules include: (a) full Pharmacy Benefits Management programs with electronic script, drug formulary and drug interaction modules; (b) Lab Order Entry with complete reporting: results, pending, tickler, out of limits, historical, summary, etc., and (c) Accident/Worker's Compensation intervention modules. Additionally, CareDecision software applications provide both on-line and off-line (fax) order entry; and

   Payor related applications modules include: (a) Plan and Procedure Eligibility; (b) Procedure/Drug Authorization; (c)
   Patient Referral, and (d) Hospitalization Admission Decision
   Tree.

     The costs of installing and maintaining the components of the network in physician offices will be borne by the health plan "sponsors" that the company has labeled, E-trading partners. The system presents a visible and definable cost savings to the sponsoring health plan through a transaction fee structure that offers advance cost savings benefits. The added indirect management capabilities offered the sponsor make the adoption of CareDecision's point of care concept unique in the industry.


     The following table describes the types of fees that we will charge and the payor of such fees.

 Fee Category         Specific Transaction             Payor of Fee
----------------      ----------------------           -------------
  Insurance       a.  Patient Eligibility Clerk        Specific Insurer
                  b.  Procedure Eligibility Clerk
                  c.  Patient Referral
                  d.  Procedure/Drug Authorization


  Laboratory      a.  Laboratory Tests and Results     Specific Laboratory
                  b.  Historical Patient Lab Profile
                  c.  Lab Supplies
                  d.  Lab Supplies Order
                  e.  Laboratory Super Bill

Pharmacy Benefit  a.  Drug Formulary Check           Insurer or Insurer's PBM
                  b.  Best Care Drug Guidelines
                  c.  Drug Interaction Check
                  d.  Electronic Prescription


   Hospital       a.  Hospital Pre- Admission Checklist   Specific Hospital
                  b.  Discharge Report
                  c.  Remote Physician Inquiry to EMR
                  d.  Patient Insurance Profile


/30/


     We anticipate that health plans and service providers, such as clinical laboratories, will subsidize (sponsor) the physician networks. As this is not assured, our costs will be paid, by selling our PDA's through other avenues. We have a business model to sell our PDA units through distribution outlets. We will focus on sales of PDA units either directly or through distributors to physician management organizations, hospitals and hospital management organizations. We have brought in one distributor in California to test the feasibility of our business model.

     We can launch our integrated system by having one or more of the following organizations participate: a) hospital, b) an insurer and or c) a laboratory, etc. Once one of the organizations participates we will introduce our service to its physician clients. Sell as sponsor either to a hospital, insurer, and laboratory sold. We will use intensive marketing and sales techniques to have one or more of the above stated organizations participate. This will be the most time consuming process. Once an organization agrees to participate then we will begin the process of transferring the relevant based information from paper format to electronic format. The Company estimates the process to take up to 18 months.

Real Estate and Hotel/Motel Applications

     Earlier this year the Company introduced a new addition to its technology products with the release of RESIDENTWARE(TM), a collection of Internet-enhanced communication, integration, and networking software systems and applications that reside on and function through a Windows CE-based PDA.

     RESIDENTWARE(TM) has been proprietarily and internally developed in cooperation with prominent commercial and residential real estate management companies, and hotel owners who defined for the company a need for a communication tool that could capitalize on recent technological advances to facilitate the relay of vital information directly and instantaneously to occupying tenants/guests. The systems were further augmented recently with the addition of advertising and e-commerce transactional features allowing merchants and service providers local to a ResidenceWare installation to electronically advertise and accept electronic orders for their products and services. The Company will employ a cooperative advertising model where it will share advertising revenue and electronic commerce revenue generated with the hotel/apartment building owner or manager. Although the Company believes that the cooperative revenue sharing model is viable, it has not as yet shipped its ResidenceWare units and has to date not collected any revenue.

     In July 2003 the Company formalized an informal agreement with PCHertz.com, Inc. of Fargo, ND for the installation and sales of its ResidenceWare units. To date, PCHertz.com, Inc. has received orders for approximately 850 units of the company's ResidenceWare product from hotels and motels in the states of California, Minnesota, North Dakota, Virginia and Georgia. At the present time the company and PCHertz.com, Inc. are in the process of initiating cooperative advertising and e-commerce arrangements with merchants local to those hotels that have placed orders for the company's ResidenceWare product. The hotel owners who have placed orders through PCHertz.com have also placed additional orders for many more ResidenceWare systems conditioned upon the successful implementation of their initial orders.

SateLink

     SateLink is a new palm computer based product system designed to facilitate wireless process control, calibration, key coding and communications within the cable and media industries. SateLink resolves electronic communication barriers that inhibit customer communications and service and furnishes previously unattainable controls over the delivery of their products.

     SateLink is the most recent addition to our innovative family of technology products. The product is a collection of communication, integration, and networking software systems that reside on a Windows CE-based PDA that communicates via Wi-Fi wired or satellite network connections. SateLink will capitalize on recent innovations with PDA-sized GPS receivers to consolidate one or multiple GPS channels into a WiFi network to empower real-time satellite communications between a sponsoring corporation and virtual PDAs.


/31/


     The development and introduction of SateLink launches CareDecision into a previously unexplored industry for our Company. Its creation, however, is wholly consistent with our corporate mission of introducing innovative technologies that resolve electronic communication barriers within multiple and diverse markets. The notoriety surrounding the release of ResidentWare and its subsequent embrace, fostered the Company's transition to the dynamic media and cable industry. The creation of SateLink was sparked by a specific request from a dominant industry participant seeking a technological resolution to a particular communication barrier that has hampered a systematic introduction of their product. We responded to with SateLink.

Competition

     The medical industry is highly competitive in the attraction and retention of physician customers, insurers and other medical providers. The number of competing companies and the size of such companies varies in different geographic areas. Generally, CareDecision is in competition with other PDA technology companies that offer medically related software suites, with the most effective competition coming from companies that possess greater capital resources, have longer operating histories, larger customer bases, greater name recognition and significantly greater financial, marketing and other resources than do we.

     There are a number of small and large companies that have announced their intentions to provide some type of Internet interconnectivity for physicians to the healthcare systems:

    Large publicly traded companies: WebMD formerly known as Healtheon (HLTH), the former MedicaLogic/Medscape (HLTH) and to a slightly lesser degree Cerner/Citation (CERN), IDX Corporation
    (IDXC) and venerable Shared Medical (acquired by Seimens) are very broadly involved in healthcare Internet based services including consumer services, E-commerce and connectivity. Of these companies only Cerner is working on a PDA based interface for physicians, although Healtheon has identified the PDA as a critical component for a network and is "evaluating potential partners to provide physicians with hand-held computers after an in-house product was de-emphasized after beta testing."

    Non-PDA based start-ups and small publicly traded companies:
    CyBear (merged last year into parent Andrx), Medix Resources
    (MXR), Advanced Health (merged into Proxymed) and Abaton.com (merged into HBO-McKesson and then shut down) have or had announced some form of connectivity systems that are non-PDA based and have, at best, limited numbers of clinical installations.

    More mature companies such as Kinetra (acquired by HLTH), McKesson-HBOC and ProxyMed (PILL), have launched Internet enhanced ventures without any clinical successes.

    PDA-based start-ups: PatientKeeper Corp. (formerly Virtmed), ePhysician (recently downsized and sold assets) and iScribe (recently reorganized and then merged) have announced products that reside on 3-Com's Palm PC. The PatientKeeper product will allow physicians to capture billing information for hospital-based accounts and purports to manage receivable transactions (a mix of a 1st generation feature on a 3rd generation technology). ePhysician's product offering allows prescription ordering from a PDA. On the surface, the former iScribe system offers a few of the features of CareDecision's system, but has chosen to implement a wireless wide-area network solution through an Internet link to a legacy system server. This approach has greater capital cost and platform data management disadvantages compared to CareDecision's product line. Yet, iScribe, even with its costly and incremental approach, and its history of financial troubles nonetheless garnered an impressive valuation.

     All of the embryonic PDA technology based companies have a similar broad goal to deliver PDA based data management to physicians. One company, AllScripts (MDRX) appears to be positioned to advance to a market leadership position. However, this position is defined by a product distribution of less than 2000 physicians' office sites (1% of the total market) and does not possess a major factor in any medical trade area.


/32/


     Increased competition may result in reduced operating margins and a loss in our clientele base. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, management may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.

     Based on management's industry experience, CareDecision believes it will build a strong reputation for the quality of our products and services as well as our client-oriented approach.
We believe that our experienced employees, broad range of products and services, local and broad market expertise, and operating infrastructure enable us to compete effectively in each of our business disciplines. (See "Risk Factors - Competition").

Industry

     The overwhelming majority of clinical information is currently trapped in proprietary Active Server Pages (paper, mainframes, and physician practice management systems). The trend is moving towards taking all the information and transferring it into electronic format for easy access. The extraction and sharing of that information is a time consuming and costly process. Each industry segment recognizes and embraces the efficiencies and cost reductions that can be realized through the electronic exchange of data. A number of technologies, even those employing the Internet as a backbone, have failed to achieve the expected information transformation. In almost all instances the communication of electronic data within the paradigm has the universal support of the payors and industry service providers (pharmacies, labs, etc.).

     The movement of combining the information stored in the Active Server Pages and transferring it to electronic format will benefit our short-term and long-term liquidity, our net sales and revenues, and our income from continuing operations. Our short-term liquidity will increase with the initial sales of our product. Our long-term liquidity will also increase from the ongoing fees connected with our service, which in turn will increase our income from continuing operations.

     Over the last decade managed care has transformed healthcare into a highly competitive and market driven industry. The transition has resulted in the elimination of many of the unnecessary costs that had historically contributed to the continued and unabated acceleration of the cost of health care. One crucial segment, which has remained resistant to ongoing efforts to realize real and obvious opportunities to affect cost reductions, lies in the means of communications resident within the industry.

     The nature of domestic healthcare delivery has resulted in a highly fragmented system involving hundreds of thousands of payor and provider organizations scattered across a broad geographical landscape. Each of these locations employs diverse and incompatible information systems that have restricted electronic communication of vital medical and administrative information between the participants.

     The overwhelming majority of clinical information is currently trapped in proprietary Active Server Pages (paper, mainframes, and physician practice management systems). The extraction and sharing of that information is a time consuming and costly process.

     Additionally, healthcare mainly relies on paper communication processes. We estimate that current healthcare administration costs exceed $300 billion annually. It is management's belief that online process automation and transaction processing solutions can eliminate over 50% of those costs, which are directly attributable to the time and expense associated with manual processing for routine processes and transactions.

     Although the growth of Internet access and utilization has clearly become the basis for accelerating the digital integration of healthcare, progress remains limited with full, broad user based deployment. A number of technologies, even those employing the Internet as a backbone, have failed to achieve the expected information transformation. In almost all instances the communication of electronic data within the paradigm has the universal support of the payors and industry service providers (pharmacies, labs, etc.). Each industry segment recognizes and embraces the efficiencies and cost reductions that can be realized through the electronic exchange of data.


/33/


Employees

     As of June 30, 2003 CareDecision currently has 2 part time and 8 full staff employees. Management does not foresee hiring additional employees for at least the next twelve to twenty-four months, or until we generate sufficient revenues, in management's opinion, to support hiring additional staff. No employees are covered by labor agreements or contracts and management believes our relations with our employees are good.

Acquisitions and name change

     On June 17, 2002 ATR change its name to CareDecision Corporation ("CareDecision"), increased the number of authorized common shares to 200,000,000. On June 21, 2001, the Company entered into an agreement with Care Technologies, LLC whereby the Care Technologies, Inc. sold all of its assets and liabilities of the Company in exchange for a 10% ownership of CareDecision Corporation. The investment was recorded at $229,899, being the fair value of the Company's assets on the acquisition date.

     Pursuant to an Merger Agreement (the "Merger"). Effective June 28, 2002 the Company consummated a merger and acquired Medicius, Inc. pursuant to an Agreement and Plan of Merger. The capital stock of Medicius issued and outstanding immediately prior to the Effective Date was converted into CareDecision Corporation Common Stock as follows:

          (i) Each share of Medicius Series A Preferred Stock was converted into 3.5 common stock shares of ATR and .75 ATR common stock purchase Warrants.

          (ii) Each share of Medicius common stock was converted into 3.0 common stock shares of ATR and .5 ATR common stock purchase Warrants.

          (iii) After the Effective Date, all Medicius common stock purchase warrants that remain unexercised as of the Effective Date and any Medicius Convertible Notes that remain unconverted or unpaid on the Effective Date remain exercisable for or convertible into the number of common stock shares of ATR based on the same conversion ratio outlined in paragraph (ii) above The Exchange Agreement and the Agreement and Plan of Merger are incorporated into this report by reference.

Research and Development Expenditures

  From inception to current the Company's R & D regading software is $132,950

Government Regulation

     Federal, state, local and foreign governmental organizations may propose or institute laws or regulations concerning various aspects of the medical industry, including electronic claims processing, electronic prescriptions and privacy matters. CareDecision is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to the medical industry. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services.

     Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our business, prospects, financial condition and results of operations.


/34/


 Management's Discussion and Analysis of Financial Condition and
                      Results of Operations

Results of Operations for period ended June 30, 2003.

     The financial statements for the three months ended June 30, 2003 have been prepared on a going concern basis. The issuance of a going concern opinion by the auditors indicates that the auditors have substantial doubt about CareDecision's ability to continue as a going concern. CareDecision incurred net losses of $377,979 for three months ended June
30, 2003. This indicates that CareDecision's continuation, as a going concern is dependent upon our ability to obtain adequate financing. If CareDecision were unable to obtain adequate financing necessary to continue our operations, advance our plan of operations, increase our sales, increase our inventory and working capital, we would be substantially limited. If
CareDecision were unable to properly fund our plan of operations, our continuation would be jeopardized. Management's plan to overcome our financial difficulties consists of raising additional capital and obtaining revenues from the acquired assets of Medicius, Inc. At this point, CareDecision has no definite plans to raise money.

     The participation necessary to launch our integrated system will be accomplished through the costs of sale and marketing that are estimated to be 60% of revenue.



                               For the            For the
                             three months        six months       July 6, 2000
                            ended June 30,      ended June 30,   (Inception) to
                        -------------------  ------------------     June 30,
                            2003      2002     2003      2002         2003
                        ---------  --------  -------- ---------  -------------
                                  (Restated)          (Restated)   (Restated)

Statement of operations
data:
Total Revenue          $    1,350 $       - $   1,850 $   1,055   $      3,850
                        ---------  --------  -------- ---------  -------------

Expenses:
 General and
  administrative
  expenses                 45,111     3,720    83,989   182,849        166,675
 Payroll expense           63,913         -   122,794         -        309,613
 Professional fees         12,658         -    43,228         -        215,080
 Consulting expense       125,000   290,000   356,000   409,446      1,675,482
 Software development       2,950         -     3,950         -        132,950
 Depreciation              80,623         -   165,652     1,393        326,418
                        ---------  --------  -------- ---------  -------------
Other income (expenses)   (11,981)        -   (22,804)   (8,251)       (45,624)
                        ---------  --------  -------- ---------  -------------
Net (loss)              $(377,979)$(293,720)$(833,100)$(599,917)  $ (2,928,220)
                        =========  ========  ======== =========  =============


Net (loss) per share -
basic and fully
diluted               $   (0.00) $   (0.01) $   (0.01) $   (0.06)
                      ========== ========== ========== ==========


/35/



Net Income (Loss)

     We had net losses of $377,979 for the three months ending
June 30, 2003. This loss was due in large part to the merger completed with Medicius, Inc. in June of 2002.

Internal and External Sources of Liquidity

     We believe our cash on hand of $11,913 will be sufficient to fund ongoing fiscal 2003 and 2004 operations and provide for our working capital needs. Our accountant has issued a note concerning our ability to continue as a going concern. As we are still considered to be in the development stage, our prospects of continuing as a going concern are contingent upon our ability to achieve and maintain profitable operations. Revenues generated over and above expenses will be used for further development of our services, to provide financing for marketing and promotion, to secure additional customers, equipment and personnel, and for other working capital purposes.

     To date, we have financed our cash flow requirements through a public issuance of common stock and through the issuance of notes. During our normal course of business, we will experience net negative cash flows from operations, pending receipt of revenues. Further, we may be required to obtain financing to fund operations through additional common stock offerings and bank borrowings, to the extent available, or to obtain additional financing to the extent necessary to augment our available working capital.

                     Description of Property

     The Company's headquarters and facilities have been re-located to California. The company leases approximately 2300 sq. feet, located at 2660 Townsgate Road, Suite 300, Westlake Village, CA. As of August 1, 2003, there are 9 months remaining on that lease at $3,750.00 per month. If additional facilities are needed, management believes that suitable expansion space is available to meet our future needs at commercially reasonable terms. Currently, management believes that our office provides sufficient workspace to commence with initial operations.

         Certain Relationships And Related Transactions

     Mr. Berman was a shareholder of Medicius and its President. At the time of the merger Mr. Berman was offered continued employment, but not an employment contract. Subsequently Mr. Berman was elected an officer and director of CareDecision.

     There has been one actual or proposed transaction that occurred over the past two years to which any person related to the issuer had or is to have a direct or indirect material interest as set forth in item 404 of Regulation S-B of the Securities and Exchange Act of 1933.

     During the period ended September 30, 2002, the Company acquired Intellectual Property from CareDecision.net, Inc, a private stockholder owned corporation that completed several transactions the Company. As a result of the merger and the acquired intellectual property, two of the beneficial owners of CareDecision.net are now beneficial owners of the Company. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $187,500 with 700,000 shares of the Company's $0.001 par value preferred stock. CareDecision.net, Inc. then elected to convert its preferred shares into 5,075,000 shares of the Company's $0.001 par value common stock. The two indirect beneficial owners are Keith Berman and William Lyons.

  Mr. Cox was the promoter for CareDecision Corporation, previously known as ATR Search Corporation. A promoter is someone who, before a company is incorporated tries to promote it through making business contacts, entering into agreements for value to the company or simply giving his own services to the company. Mr. Cox did not enter into any agreements on behalf of the Company before its incorporation. Mr. Cox's service as a promoter wsas that he paid for the incorporation fees.




        [Balance of this page intentionally left blank.]


/36/


Compensation Table

The table below sets forth information concerning compensation for the named executive officer of the Company for the periods indicated.

                   SUMMARY COMPENSATION TABLE


       Annual Compensation                Awards           Payouts
       -------------------                ------           -------
                           Other
                           Annual  Restr-              Long-Term      All
Name &                     Compen- icted   Securities  Incentive     Other
Principal     Salary Bonus sation  Stock   Underlying     Plan       Compen-
Position  Year ($)    ($)   ($)   Award(s) Options (#) Payouts ($)   sation($)
------------------------------------------------------------------------------


Robert     2003          0    0   750,000   750,000         0          0
Cox,       2002  30,000  0    0       0         0           0          0
President  2001 100,000  0    0       0         0           0          0

Keith      2003          0    0   625,000   625,000         0          0
Berman,    2002  16,820  0    0       0         0           0          0
Secretary  2001     0    0    0       0         0           0          0
Treasurer

William    2003         0    0   625,000   625,000          0          0
Lyons,     2002 71,872  0    0       0         0            0          0
Director   2001    0    0    0       0         0            0          0



Directors' compensation:

     As compensation for their services as members of the board of directors, the Company in 2003 issued to each independent board member stock options to purchase 20,000 shares of common stock at an exercise price of $.025 per share. These options are exercisable in full commencing December 19, 2003, and expire
December 19, 2008. The outside directors are also paid a fee of $2,500 per quarter or $10,000 per year. The board members who are executives of the Company received no additional compensation in excess of their management remuneration.




    [Balance of this page intentionally left blank.]


/37/




                       CareDecision Corporation
                   [formerly ATR Search Corporation]
                     (a Development Stage Company)


                           Table of Contents

                                                                      Page

PART I - FINANCIAL INFORMATION

  Item 1. Financial Statements                                         39

    Independent Accountant's Review Report                             40

    Consolidated Balance Sheet June 30, 2003 (unaudited)               41

    Consolidated Statements of Operations For the Three and Six        42
    Months Ended June 30, 2003 and 2002 (unaudited) and For the
    Period July 6, 2000 (Inception) to June 30, 2003 (unaudited)

    Consolidated Statements of Cash Flows For the Six Months           43
    Ended June 30, 2003 and 2002 (unaudited) and For the Period
    July 6, 2000 (Inception) to June 30, 2003 (unaudited)

    Notes to Financial Statements                                      44


/38/


Part I - Financial Information

     Item 1. Financial Statements






                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)

                   Consolidated Balance Sheet
                              as of
                    June 30, 2003 (unaudited)

                               and

              Consolidated Statements of Operations
               for the Three and Six Months Ended
               June 30, 2003 and 2002 (unaudited),
                       and For the Period
      July 6, 2000 (Inception) to June 30, 2003 (unaudited)

                               and

              Consolidated Statements of Cash Flows
                    for the Six Months Ended
               June 30, 2003 and 2002 (unaudited),
                       and For the Period
      July 6, 2000 (Inception) to June 30, 2003 (unaudited)


/39/


Beckstead and Watts, LLP
Certified Public Accountants
                                          3340 Wynn Road, Suite B
                                              Las Vegas, NV 89102
                                                     702.257.1984
                                                 702.362.0540 fax


             INDEPENDENT ACCOUNTANT'S REVIEW REPORT

Board of Directors
CareDecision Corporation
(formerly ATR Search Corporation)
(a Development Stage Company)
New York, NY

We have reviewed the accompanying balance sheet of CareDecision Corporation (formerly ATR Search Corporation) (a Nevada corporation) (a development stage company) as of June 30, 2003 and the related statements of operations for the three and six months ended June 30, 2003 and 2002 and for the period July 6, 2000 (Inception) to June 30, 2003, and statements of cash flows for the six months ended June 30, 2003 and 2002 and for the period July 6, 2000 (Inception) to June 30, 2003. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has had limited operations and has not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet of CareDecision Corporation (formerly ATR Search Corporation) (a development stage company) as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein) and in our report dated April 4, 2003, we expressed an unqualified opinion on those financial statements.

/s/ Beckstead and Watts, LLP

August 12, 2003


/40/


                         CareDecision Corporation
                     [formerly ATR Search Corporation]
                       (a Development Stage Company)
                        Consolidated Balance Sheet
                                (unaudited)



                                                                  June 30,
  Assets                                                            2003
                                                              -------------
     Current assets:
       Cash and equivalents                                   $      11,913
                                                              -------------
          Total current assets                                       11,913
                                                              -------------

     Fixed assets, net                                            1,319,386
                                                              -------------

                                                              $   1,331,299
                                                              =============

     Liabilities and Stockholders' Equity

     Current liabilities:
       Note payable to shareholder                            $      79,657
       Notes payable                                                567,517
                                                              -------------
          Total current liabilities                                 647,174
                                                              -------------

     Convertible notes - related party                               13,548
                                                              -------------

                                                                    660,722
                                                              -------------

     Stockholders' equity:
       Preferred stock, $0.001 par value, 5,000,000 shares
         authorized, no shares issued and outstanding                     -
       Common stock, $0.001 par value, 200,000,000 shares
         authorized, 86,606,012 shares issued and outstanding        86,606
       Additional paid-in capital                                 3,608,941
       Treasury stock                                               (96,750)
       (Deficit) accumulated during development stage            (2,928,220)
                                                              -------------
                                                                    670,577
                                                              -------------

                                                              $   1,331,299
                                                              =============



 The accompanying notes are an integral part of these financial statements.


/41/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
                     Consolidated Statements of Operations
                                  (unaudited)


                               For the            For the
                             three months        six months       July 6, 2000
                            ended June 30,      ended June 30,   (Inception) to
                        -------------------  ------------------     June 30,
                            2003      2002     2003      2002         2003
                        ---------  --------  -------- ---------  -------------
                                  (Restated)          (Restated)   (Restated)

Revenue                $    1,350 $       - $   1,850 $   1,055   $      3,850
                        ---------  --------  -------- ---------  -------------

Expenses:
 General and
  administrative
  expenses                 45,111     3,720    83,989   182,849        166,675
 Payroll expense           63,913         -   122,794         -        309,613
 Professional fees         12,658         -    43,228         -        215,080
 Consulting expense       125,000   290,000   356,000   409,446      1,675,482
 Software development       2,950         -     3,950         -        132,950
 Depreciation              80,623         -   165,652     1,393        326,418
                        ---------  --------  -------- ---------  -------------
    Total expenses        330,255   293,720   775,613   593,688      2,826,218
                        ---------  --------  -------- ---
                               For the            For the
                             three months        six months       July 6, 2000
                            ended June 30,      ended June 30,   (Inception) to
                        -------------------  ------------------     June 30,
                            2003      2002     2003      2002         2003
                        ---------  --------  -------- ---------  -------------
                                  (Restated)          (Restated)   (Restated)

Revenue                $    1,350 $       - $   1,850 $   1,055   $      3,850
                        ---------  --------  -------- ---------  -------------

Expenses:
 General and
  administrative
  expenses                 45,111     3,720    83,989   182,849        166,675
 Payroll expense           63,913         -   122,794         -        309,613
 Professional fees         12,658         -    43,228         -        215,080
 Consulting expense       125,000   290,000   356,000   409,446      1,675,482
 Software development       2,950         -     3,950         -        132,950
 Depreciation              80,623         -   165,652     1,393        326,418
                        ---------  --------  -------- ---------  -------------

Other income (expenses):
 (Loss) on debt
  settlement              (37,094)        -   (37,094)        -        (63,019)
 Interest income                1         -       561       967          2,791
 Interest (expense)       (11,981)        -   (22,804)   (8,251)       (45,624)
                        ---------  --------  -------- ---------  -------------

Net (loss)              $(377,979)$(293,720)$(833,100)$(599,917)  $ (2,928,220)
                        =========  ========  ======== =========  =============

Weighted average
number of
common shares
outstanding -
basic and fully
diluted               84,432,887 21,891,703 83,473,288 10,822,178
                      ========== ========== ========== ==========

Net (loss) per share -
basic and fully
diluted               $   (0.00) $   (0.01) $   (0.01) $   (0.06)
                      ========== ========== ========== ==========



 The accompanying notes are an integral part of these financial statements.


/42/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
                     Consolidated Statements of Cash Flows
                                  (unaudited)



                                 For the six months ended      July 6,2000
                                         June 30,            (inception) to
                                --------------------------      June 30,
                                    2003          2002            2003
                                ------------  ------------   --------------

Cash flows from operating
 activities
Net (loss)                      $   (833,100) $   (599,917)  $   (2,928,220)
Shares issued for services           356,000       409,446        1,675,482
Loss on debt settlement               37,094             -           63,019
Depreciation                         165,652         1,393          326,418
Adjustments to reconcile net
 (loss) to net cash (used)
 by operating activities:
  (Increase) decrease in notes
   receivable                          5,376       (24,900)               -
  Decrease in loan to officer         10,999             -                -
Net cash (used) by operating    ------------  ------------   --------------
 activities                         (257,979)     (213,978)        (863,301)
                                ------------  ------------   --------------

Cash flows from financing
 activities
  Proceeds from convertible
  notes - related party               50,000             -           50,000
  Proceeds from notes payable              -       537,573          536,722
  Proceeds from note payable
   to shareholder                    113,791             -           79,657
  Payments on note payable
   to shareholder                     (5,000)      (20,000)         (31,165)
  Issuance of common stock                 -             -          240,000
Net cash provided by financing  ------------  ------------   --------------
 activities                          158,791       517,573          875,214
                                ------------  ------------   --------------

Net increase in cash                 (99,188)      303,595           11,913
Cash - beginning                     111,101             4                -
                                ------------  ------------   --------------
Cash - ending                   $     11,913  $    303,599   $       11,913
                                ============  ============   ==============

Supplemental disclosures:
  Interest paid                 $          -  $          -   $            -
                                ============  ============   ==============
  Income taxes paid             $          -  $          -   $            -
                                ============  ============   ==============

Non-cash transactions:
  Number of shares issued for
   services provided               8,000,000    12,440,000       27,617,737
                                ============  ============   ==============
  Number of shares issued to
   acquire technology              2,500,000             -        2,500,000
                                ============  ============   ==============
  Number of shares issued for
   debt settlement                   741,875             -          741,875
                                ============  ============   ==============



 The accompanying notes are an integral part of these financial statements.


/43/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

Note 1 - Basis of presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the consolidated financial statements of the Company for the period ended December 31, 2002 and notes thereto included in the Company's Form 10-KSB. The Company follows the same accounting policies in the preparation of consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated a proven history of operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from July 6, 2000 (inception) through the period ended June 30, 2003 of $2,928,220. In addition, the Company's development activities since inception have been financially sustained by capital contributions.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 3 - Change in accounting principle

The Company determined during the three months ending June 30, 2003 that it is appropriate to reclassify software acquired in
2002 from intellectual property to fixed assets. The effect of the change in accounting principle requires a restatement of the December 31, 2002 and March 31, 2003 financial statements in order to properly reflect the asset reclassification and the related adjustment to depreciation expense. The effect of this change was to decrease net income for the year ended December 31, 2002 and the three months ended March 31, 2003 by $119,988 and $63,409, respectively. Retained earnings as of January 1, 2002 has been adjusted for the retroactive application of the change in accounting principle.

Note 4 - Fixed assets

On February 5, 2003, the Company acquired fully-developed software valued at $181,250 from CareDecision.net, Inc., the former parent corporation of Medicius, Inc. Medicius, Inc. was acquired by the Company in June 2002. Several of the control persons from CareDecision.net, Inc. are in similar positions of control at the Company.

Depreciation expense totaled $165,652 for the six-month period ended June 30, 2003.


/44/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

Note 5 - Notes payable - related party

During the six months ended June 30, 2003, the Company received loans totaling $113,791 from a Company shareholder and director.
The notes bear interest at 9% per annum and are due 365 days from date of issuance.

During the six months ended June 30, 2003, the Company recorded interest expense of $22,804.

Note 6 - Convertible notes

During the six months ended June 30, 2003, the Company received a loan totaling $50,000 from a Company shareholder. The note is convertible into 1,538,500 shares of the Company's $0.001 par value common stock at a strike price of $0.0325 per share. The convertible note also carried with it 1,538,500 warrants exercisable on a one-for-one basis at a strike price of $0.0325 per share. On April 22, 2003, the holder elected to convert the note into 1,538,500 shares of the Company's $0.001 par value common stock.

Note 7 - Stockholder's equity

During  the  six  months ended June 30, 2003, the Company  issued
8,000,000 shares of $0.001 par value common stock to various individuals for consulting services valued at $356,000.

During  the  six  months ended June 30, 2003, the Company  issued
2,500,000 shares of $0.001 par value common stock to acquire developed software valued at $181,250 from CareDecision.net, Inc.

During  the  six  months ended June 30, 2003, the Company  issued
741,875 shares of its $0.001 par value common stock to an individual as settlement for past debts valued at $37,094.

There have been no other issuances of preferred or common stock.

Note 8 - Related party transactions

During the six months ended June 30, 2003, the Company acquired fully-developed software from CareDecision.net, Inc, a private corporation with several control persons serving in similar positions at the Company. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $181,250 with 2,500,000 shares of the Company's $0.001 par value common stock.

During  the six months ended June 30, 2003, the Company  received
$100,150  from Robert Cox, a Company shareholder and Chairman  of
the  Board.   The  notes are due on 365 days  from  issuance  and
accrued interest at 9% per annum.

During the six months ended June 30, 2003, the Company received $50,000 from Dr. Thomas Chillemi, a Company shareholder, the note is convertible into 1,538,500 shares of the Company's $0.001 par value common stock and carries with it 1,538,500 warrants exercisable on a one-for-one basis at a strike price at $0.0325 per share. On April 22, 2003 Dr. Chillemi exercised the convertible portion of his note and converted the $50,000 debt into 1,538,500 shares of the Company's $.001 par value common stock.

Note 9 - Stock option plan

On January 1, 2003, the Company adopted its "2003 Stock Option Plan" (the "Plan") and granted incentive and nonqualified stock options with rights to purchase 25,000,000 shares of the Company's $0.001 par value common stock. The Company issued 8,000,000 shares of stock pursuant to the plan during the six months ended June 30, 2003.


/45/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

Note 10 - Subsequent events

On July 21, 2003, the Company issued an 8% share dividend to its  shareholders  of record.  The Company issued  6,469,132 shares of its $0.001 par value common stock pursuant to the dividend issuance.

On July 1, 2003, the Company entered into a consulting agreement with Anthony Quintiliana to perform information technology services for the Company. As consideration, the Company will issue 1,500,000 shares of $0.001 par value common stock and stock options to purchase 2,000,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

On July 1, 2003, the Company entered into a consulting agreement with Barbara Asbell to perform medical information technology services for the Company. As consideration, the Company will issue 4,000,000 shares of $0.001 par value common stock. The shares will be registered and free-trading via Form S-8. Based upon the terms of her consulting agreements, Ms. Asbell has agreed to rescind an equal number of her existing legended, restricted shares.

On July 10, 2003, the Company entered into a consulting agreement with Thomas Chillemi to perform corporate development services for the Company. As consideration, the Company will issue stock options to purchase 3,000,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

On July 15, 2003, the Company entered into a consulting agreement with Dr. Joseph A. Wolf to perform medical information technology services for the Company. As consideration, the Company will issue stock options to purchase 950,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

On July 15, 2003, the Company entered into a consulting agreement with Leslie-Michelle Abraham to perform corporate administrative services for the Company. As consideration, the Company will issue stock options to purchase 850,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

On August 5, 2003, the Company entered into a consulting agreement with Ely Mandell to perform corporate strategic and developmental services for the Company. As consideration, the Company will issue stock options to purchase 150,000 shares of $0.001 par value common stock at a strike price of $0.05 per share pursuant to the Company's 2003 Stock Option Plan. The shares will be registered and free-trading via Form S-8.

Note  11  -  Reverse acquisitions agreement with  Medicius,  Inc.
(MED)

On June 21, 2002, the Company entered into an agreement with MED whereby the Company acquired all of the issued and outstanding common stock of NDI in exchange for 38,043,863 voting shares of the Company's $0.001 par value common stock. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of the MED controlled the Company's common stock immediately upon conclusion of the transaction. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization of MED. The common stock issued was recorded at $0, being the fair value of the Company's assets on the acquisition date.


/46/


                 CareDecision Corporation
              [formerly ATR Search Corporation]
                (a Development Stage Company)


                   TABLE OF CONTENTS


                                                                PAGE

INDEPENDENT AUDITOR'S REPORT                                     47

CONSOLIDATED BALANCE SHEET                                       48

CONSOLIDATED STATEMENTS OF OPERATIONS                            49

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY        50

CONSOLIDATED STATEMENTS OF CASH FLOWS                            51

NOTES TO FINANCIAL STATEMENTS                                    50


/46/


Beckstead and Watts, LLP
Certified Public Accountants
                                          3340 Wynn Road, Suite B
                                              Las Vegas, NV 89102
                                                     702.257.1984
                                                702.362.0540(fax)

                  INDEPENDENT AUDITORS' REPORT


Board of Directors
CareDecision Corporation (formerly ATR Search Corporation)

We have audited the Balance Sheets of CareDecision Corporation (formerly ATR Search Corporation) (the "Company") (A Development Stage Company), as of December 31, 2002 and 2001, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the period June 21, 2001 (Date of Inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CareDecision Corporation (formerly ATR Search Corporation) (A Development Stage Company), as of December 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended and for the period June 21, 2001 (Date of Inception) to December 31, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Beckstead and Watts, LLP

April 4, 2003


/47/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
                          Consolidated Balance Sheet


                                                             December 31,
  Assets                                                         2002
                                                             ------------
  Current assets:
     Cash and equivalents                                    $    111,101
     Loan to shareholder                                            9,576
     Notes receivable                                               5,376
                                                             ------------
       Total current assets                                       126,053
                                                             ------------
  Fixed assets, net                                               219,508

  Intellectual property, net                                    1,199,865

                                                             ------------
                                                             $  1,545,426
                                                             ============

  Liabilities and Stockholders' Equity

  Current liabilities:
     Notes payable                                           $    496,105
                                                             ------------
       Total current liabilities                                  496,105
                                                             ------------
  Stockholders' Equity

  Common stock, $0.001 par value, 200,000,000 shares
   authorized, 75,364,137 shares issued and outstanding            75,364
  Additional paid-in capital                                    3,045,839
  Treasury stock                                                  (96,750)
  (Deficit) accumulated during development stage               (1,975,132)
                                                             ------------
                                                                1,049,321
                                                             ------------

                                                             $  1,545,426
                                                             ============



The accompanying notes are an integral part of these financial statements.


/48/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
                     Consolidated Statements of Operations


                                    For the year ended       June 21, 2001
                                        December 31,        (inception) to
                                  ----------------------      December 31,
                                     2002        2001             2002
                                  ----------  ----------     -------------

Revenue                           $    2,000  $        -     $       2,000
                                  ----------  ----------     -------------

Expenses:
 General & administrative expenses    77,712       4,974            82,686
 Payroll expense                     186,819           -           186,819
 Professional fees                   171,852           -           171,852
 Consulting expense                1,319,482           -         1,319,482
 Software development                129,000           -           129,000
 Depreciation                         40,778           -            40,778
                                  ----------  ----------     -------------
   Total expenses                  1,925,643       4,974         1,930,617
                                  ----------  ----------     -------------
Net operating (loss)              (1,923,643)     (4,974)       (1,928,617)

Other income (expense):
 (Loss) on debt settlement           (25,925)          -           (25,925)
 Interest income                       2,230           -             2,230
 Interest (expenses)                 (22,820)          -           (22,820)
                                  ----------  ----------     -------------
Net (loss)                       $(1,970,158) $   (4,974)    $  (1,975,132)
                                  ==========  ==========     =============

Weighted average number of common
 shares outstanding - basic and   43,176,595  19,180,000
 fully diluted                    ==========  ==========

Net (loss) per share -            $    (0.05) $    (0.00)
 basic and fully diluted          ==========  ==========



The accompanying notes are an integral part of these financial statements.


/49/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
           Consolidated Statement of Changes in Stockholders' Equity


                                                       (Deficit)
                                                      Accumulated
                     Common Stock   Additional           During       Total
                                     Paid-in Treasury Development Stockholders'
                    Shares   Amount  Capital   Stock     Stage       Equity
                   -------- -------- --------- ------ -----------  ----------

Balance,         19,180,000 $ 19,180 $ 692,095 $    - $    (4,974)   $706,301
December 31,
2001

Shares issued     1,825,000    1,825   271,925                        273,750
for consulting
services

Shares issued       500,000      500    42,000                         42,500
for consulting
services

Rescinded shares (1,935,000)  (1,935)         (96,750)                (98,685)

Shares issued    32,968,863   32,969   733,162                        766,131
pursuant to
merger agmt

Shares issued     3,000,000    3,000   147,000                        150,000
for consulting
services

Shares issued     1,725,000    1,725    84,525                         86,250
for conv
preferred shares

Shares issued     2,000,000    2,000   138,000                        140,000
for consulting
services

Shares issued       950,000      950    41,800                         42,750
for consulting
services

Shares issued     6,327,737    6,328   310,059                        316,387
for consulting
services

Shares issued     2,539,574    2,540   197,460                        200,000
for cash

Shares issued     3,515,000    3,515   253,080                        256,595
for consulting
services

Shares issued     1,267,963    1,268    38,732                         40,000
for cash

Shares issued     1,500,000    1,500    96,000                         97,500
for consulting
services

Net (loss),                                            (1,970,158) (1,970,158)
year ended         -------- -------- --------- ------ -----------  ----------
December 31,
2002

                75,364,137 $75,364 $3,045,839 $(96,750) $(1,975,132) $1,049,321
                ========== ======= ========== ========  ===========  ==========


The accompanying notes are an integral part of these financial statements.


/50/


                           CareDecision Corporation
                       [formerly ATR Search Corporation]
                         (a Development Stage Company)
                     Consolidated Statements of Cash Flows


                                    For the year ended       June 21, 2001
                                        December 31,        (inception) to
                                 ------------------------     December 31,
                                     2002        2001             2002
                                 -----------  -----------    -------------

Cash flows from operating
 activities
Net (loss)                       $(1,970,158) $    (4,974)   $  (1,975,132)
Shares issued for consulting       1,319,482            -        1,319,482
 services
Loss on debt settlement               25,925            -           25,925
Depreciation                          40,778            -           40,778
Adjustments to reconcile net
 (loss) to net cash (used) by
 operating activities:
  (Increase) in loan to               (9,576)           -           (9,576)
    shareholder
  (Increase) in notes receivable      (5,376)           -           (5,376)
  Increase (decrease) in accounts     (4,974)       4,974                -
   payable                       -----------  -----------    -------------
Net cash (used) by operating        (603,899)           -         (603,899)
 activities                      -----------  -----------    -------------

Cash flows from investing                  -            -                -
 activities                      -----------  -----------    -------------

Cash flows from financing
 activities
  Increase in notes payable          475,000            -          475,000
  Issuance of common stock           240,000            -          240,000
                                 -----------  -----------    -------------
Net cash provided by financing       715,000            -          715,000
 activities                      -----------  -----------    -------------

Net increase in cash                 111,101            -          111,101
Cash - beginning                           -            -                -
                                 -----------  -----------    -------------
Cash - ending                    $   111,101  $         -    $     111,101
                                 ===========  ===========    =============
Supplemental disclosures:
  Interest paid                  $         -  $         -    $           -
                                 ===========  ===========    =============
  Income taxes paid              $         -  $         -    $           -
                                 ===========  ===========    =============
Non-cash transactions:
  Number of shares issued for     19,617,737            -       19,617,737
   consulting services           ===========  ===========    =============



The accompanying notes are an integral part of these financial statements.


/51/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

Note 1 - Significant accounting policies and procedures

Organization
 The Company was organized March 2, 2001 (Date of Inception) under the laws of the State of Nevada, as ATR Search Corporation. On June 21, 2002, the Company merged Medicius, Inc. and filed amended articles of incorporation changing its name to CareDecision Corporation.

 The Company has a limited history of operations, and in accordance with SFAS #7, the Company is considered a development stage company.

Cash and cash equivalents
 The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of December 31, 2002.

Investments
 Investments in companies over which the Company exercises significant influence are accounted for by the equity method whereby the Company includes its proportionate share of earnings and losses of such companies in earnings. Other long-term investments are recorded at cost and are written down to their estimated recoverable amount if there is evidence of a decline in value which is other than temporary.

Property, plant and equipment
 Property, plant and equipment are stated at the lower of cost or estimated net recoverable amount. The cost of property, plant and equipment is depreciated using the straight-line method based on the lesser of the estimated useful lives of the assets or the lease term based on the following life expectancy:

                    Computer equipment              5 years
                    Vehicles                        5 years
                    Office furniture and fixtures   7 years

 Repairs and maintenance expenditures are charged to operations as incurred. Major improvements and replacements, which extend the useful life of an asset, are capitalized and depreciated over the remaining estimated useful life of the asset. When assets are retired or sold, the costs and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations.

Revenue recognition
 Revenue from proprietary software sales that does not require further commitment from the company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license. The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Advertising costs
 The  Company  expenses  all  costs of advertising  as  incurred.
 There  were  no  advertising  costs  included  in  general   and
 administrative expenses as of December 31, 2002.

Use of estimates
 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


/52/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

Fair value of financial instruments
 Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets
 The Company reviews its long-lived assets and intangibles periodically to determine potential impairment by comparing the carrying value of the long-lived assets with the estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles. There were no impairment losses recognized in 2002.

Reporting on the costs of start-up activities
 Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Loss per share
 Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. As of December 31, 2002, the Company had no dilutive common stock equivalents, such as stock options or warrants.

Dividends
 The Company has not yet adopted any policy regarding payment  of
 dividends.   No  dividends  have been  paid  or  declared  since
 inception.

Comprehensive Income
 SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had no items of other comprehensive income and therefore has not presented a statement of comprehensive income.

Segment reporting
 The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes
 The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.


/53/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

 Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

 Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements
 In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, "Liability Recognition for Certain Employee
 Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initiated after December 31, 2002.

 In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company's financial position or results of operations.

 In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations and will adopt such interpretation during fiscal year 2003, as required.

 In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting
 Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company will begin to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003.


/54/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes
Stock-Based Compensation
 The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year end
 The Company has adopted December 31 as its fiscal year end.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated a proven history of operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from June 21, 2001 (inception) through the year ended December 31, 2002 of $(2,009,532). In addition, the Company's development activities since inception have been financially sustained by capital contributions.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating results. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

Note 3 - Fixed assets
 Fixed assets consists of the following:

                                       December 31, 2002
                                       -----------------
     Computer and office equipment     $         260,286

     Less accumulated depreciation               (40,778)
                                       -----------------
     Total                             $         219,508
                                       =================

Depreciation expense totaled $40,778 for the year ended December
31, 2002.

Note 4 - Notes receivable

On  January  15,  2002, Medicius loaned an  officer  a  total  of
$15,000  which is due in one year at an interest rate of  8%  per
annum.   At the close of the merger this note was assumed by  the
Company.

Interest income totaled $2,230 during the year ended December 31, 2002.

Note 5 - Intellectual property

During the year ended December 31, 2002, the Company acquired Intellectual Property from CareDecision.net, Inc, a private stockholder owned corporation that completed several transactions the Company. As a result of the merger and the acquired intellectual property, two of the beneficial owners of CareDecision.net are now beneficial owners of the Company. Pursuant to the agreement, the Company


/55/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

paid CareDecision.net, Inc. the sum of $187,500 with 700,000 shares of the Company's $0.001 par value preferred stock. During the year ended December 31, 2002, CareDecision.net, Inc. converted its preferred stock into 1,725,000 shares of the Company's $0.001 par value common stock.

Note 6 - Notes payable

On January 15, 2002, the Company received $40,000 from Keith Berman, a beneficial owner of the Company, which was due on December 31, 2003 and accrues interest at 8% per annum. The principal and accrued interest were convertible at a rate of $0.10 per share. During September 2002, Mr. Berman converted his $40,000 loan plus interest into 1,267,963 shares of the Company's $0.001 par value common stock.

On April 23, 2002, the Company was loaned $475,000 from M and E Equities, LLC. The loan is due in full on April 23, 2004, and bears interest at a rate of 9% per annum. The principal and interest of the note are convertible into five shares of the Company's $0.001 par value common stock for each $1 of debt. The note is secured by all the assets of the Company including accounts receivable, inventory, fixed assets, and intangible assets.

During the year ended December 31, 2002, the Company recorded a total of $62,573 from various entities and individuals. The notes are due on demand and accrue interest of $1,715 at a rate of 8%. During the year ended December 31, 2002, the note-holders converted their debt and accrued interest into 664,644 shares of the Company's $0.001 par value common stock.

The Company recorded interest expense of $22,820 during the year ended December 31, 2002.

Note 7 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

               U.S federal statutory rate          (34.0%)

               Valuation reserve                    34.0%
                                                    -----
               Total                                   -%
                                                    =====

As of December 31, 2002, the Company has a net operating loss carry forward of approximately $2,010,000. The related deferred asset has been fully reserved.

Note 8 - Stockholder's equity

The Company issued a total of 32,968,863 shares of its $0.001 par value common stock pursuant to its reverse merger with Medicius, Inc. whereby each shareholder received three Company shares for every one Medicius, Inc. share held.


/56/


                    CareDecision Corporation
                [formerly ATR Search Corporation]
                  (a Development Stage Company)
                              Notes

The Company issued 1,725,000 shares of its $0.001 par value common stock to CareDecision.net, Inc. pursuant to its election to convert 700,000 shares of the Company's $0.001 par value preferred stock into common stock.

The Company issued 2,539,574 shares of its $0.001 par value common stock for cash totaling $200,000.
The Company issued 1,267,963 shares of its $0.001 par value common stock to an officer of the Company for cash totaling
$40,000.

The Company issued 19,617,737 shares of its $0.001 par value common stock to various individuals and entities for consulting services valued at $1,405,732, the fair market value of the underlying shares on the dates of issuance.

The Company rescinded 1,935,000 shares of its $0.001 par value common stock into treasury stock at a value of $98,685, the fair market value of the shares on the date of rescission.

There have been no other issuances of common stock.

Note 9 - Related party transactions

The Company received equipment in the amount of $27,857 from Keith Berman, a beneficial owner of the Company.

The Company acquired Intellectual Property from CareDecision.net, Inc, a private stockholder owned corporation that completed several transactions the Company. As a result of the merger and the acquired intellectual property, two of the beneficial owners of CareDecision.net are now beneficial owners of the Company. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $187,500 with 700,000 shares of the Company's $0.001 par value preferred stock. CareDecision.net, Inc. then elected to convert its preferred shares into 1,725,000 shares of the Company's $0.001 par value common stock.

The Company received $40,000 from Keith Berman, a beneficial owner of the Company, due on December 31, 2003 and accruing interest at 8% per annum. During the year ended December 31, 2002, Mr. Berman elected to convert the note plus interest into 1,267,963 shares of the Company's $0.001 par value common stock.

Note 10 - Warrants

The Company issued 5,540,795 Class A non-callable warrants to Medicius, Inc. shareholders pursuant to the merger agreement (see
Note 11 below). Each Class A warrant unit is exercisable into one share of the Company's $0.001 par value common stock at $0.04 per share plus 0.5 Class C warrants. The Class A warrant units expire on June 30, 2005.

Note  11  -  Reverse acquisitions agreement with  Medicius,  Inc.
(MED)

On June 21, 2001, the Company entered into an agreement with MED whereby the Company acquired all of the issued and outstanding common stock of MED in exchange for 38,043,863 voting shares of the Company's $0.001 par value common stock. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of the MED controlled the Company's common stock immediately upon conclusion of the transaction. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization of MED.

The continuing company has retained December 31 as its fiscal year end.


/57/


                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.     Indemnification of Directors and Officers


THE ARTICLES OF INCORPORATION OF THE COMPANY PROVIDE FOR INDEMNIFICATION OF EMPLOYEES AND OFFICERS IN CERTAIN CASES. INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURTIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

     Section 78.751 of the Nevada General Corporation Laws provides as follows: 78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suitor proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.
Table of Contents


/58/


     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders: (b) By the board of directors by majority vote of a quorum consisting o directors who were not parties to act, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion; or

     5. The Articles of Incorporation, the Bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and endures to the benefit of the heirs, executors and administrators of such a person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.     Expenses of Issuance and Distribution

     The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

Nature of Expenses                                Amount

SEC Registration Fee                           $    897.71
Accounting Fees and Expenses                   $  5,000.00
Legal Fees and Expenses                        $  5,000.00
Printing Expenses                              $  2,000.00
Blue  Sky Qualification Fees  and Expenses     $         0
Transfer Agent's Fee                           $  1,000.00

TOTAL                                          $ 13,897.71


/59/


Item 26.     Recent Sales of Unregistered Securities

     The following paragraphs set forth information with respect to all securities sold by us since inception without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by us for the issuance of these shares.

     The consulting services agreements were made with such investors that are sophisticated investors based on their financial resources and knowledge of investments. They had access to or were provided with relevant financial and other information relating to the CareDecision Corporation. Accordingly, the issuance of shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

     On March 16, 2001, the Company issued 875,000 shares of its
$0.001 par value common stock to Mr. Michael Vogel for cash of $875 and 1,750,000 shares of par value common stock to Mr. Robert
L. Cox in exchange for cash in the amount of $1,750.

     During March 2001, the Company issued 1,525,000 shares to G&M Management & Administrative Services, Ltd., (Andrew Pieri is the President) for $49,500. This transaction was made in accordance with Section 4(2) of the Securities Act of 1933, as amended, which exempts from registration transactions by an issuer not involving a "public offering."

     During March 2001, we issued 350,000 shares to Corporate Regulatory Services, LLC in lieu of services rendered in the amount of $26,250. The issuance of shares represented payment for facilitating the preparation of the documentation necessary to become a publicly traded company. This stock issuance was made in accordance with Section 4(2) of the Securities Act of 1933, as amended. The consulting company is a sophisticated purchaser. They were provided full and complete access to our corporate records, as they assisted us in preparing our offering documentation. No brokers or dealers were involved in this transaction and no discounts or commissions were paid.

     In  March of 2001, we issued 3,500,000 shares of our  $0.001 par value common stock at $0.10 per share to Sarcor Management, SA, a British Virgin Island corporation, as a $350,000 down payment on a technology licensing agreement.

     Effective May 7, 2001, we amended our articles of incorporation increasing our authorized shares from 20,000,000 to 100,000,000 shares of $0.001 par value common stock. All references to shares issued and outstanding reflect the increase of authorization of 100,000,000 issuable shares affected May 7, 2001.

     On May 26, 2001 we conducted an offering in which we issued 1,340,000 shares of common stock to 17 unaffiliated shareholders at a price of $0.10 per share, for total receipts of $134,000 in cash. This offering was made in reliance upon an exemption from the registration provisions of the Securities Act of 1933, as amended, in accordance with Regulation D, Rule 504 of the Act. In addition, this offering was made on a best efforts basis and was not underwritten. In regards to the May 2001 offering, listed below are the requirements set forth under Regulation D, Rule 504 and the facts which support the availability of Rule 504 to the May 2001 offering:

     a. Exemption. Offers and sales of securities that satisfy the conditions in paragraph (b) of this Rule 504 by an issuer that is not:

     1. subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;
     2.   an investment company; or
     3. a development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person, shall be exempt from the provision of section 5 of the Act under section 3(b) of the Act.


/60/


     Facts: At the time of the May 2001 offering, we were not subject to the reporting requirements of section 13 or section 15(d) of the Exchange Act. Further, we are not now, nor were we at the time of the May 2001 offering, considered to be an investment company. Finally, since inception, we have pursued a specific business plan of placing information technology ("IT") professionals with technology sector companies on a temporary or permanent basis and continue to do so.

     b.  Conditions to be met.

     1. General Conditions. To qualify for exemption under this Rule 504, offers and sales must satisfy the terms and conditions of Rule 501 and Rule 502 (a), (c) and (d), except that the provisions of Rule 502 (c) and (d) will not apply to offers and sales of securities under this Rule 504 that are made:

     i. Exclusively in one or more states that provide for the registration of the securities, and require the public filing and delivery to investors of a substantive disclosure document before sale, and are made in accordance with those state provisions;
     ii. In one or more states that have no provision for the registration of the securities or the public filing or delivery of a disclosure document before sale, if the securities have been registered in at least one state that provides for such registration, public filing and delivery before sale, offers and sales are made in that state in accordance with such provisions, and the disclosure document is delivered before sale to all purchasers (including those in the states that have no such procedure); or
     iii. Exclusively according to state law exemptions from registration that permit general solicitation and general advertising so long as sales are made only to "accredited investors" as defined in Rule 501(a).

     Facts: On May 17, 2001, we were issued a permit to sell securities by the State of New York, pursuant to our application for registration by qualification of our offering of Common Stock in that state. The application for registration by qualification was filed pursuant to the provisions of Section 359-e of the New York General Business Law, which requires the public filing and delivery to investors of a substantive disclosure document before sale. On August 24, 2001, we completed a public offering of shares of our common stock pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, and the registration by qualification of said offering in the State of New York, whereby we sold 1,340,000 shares of Common Stock to approximately 17 unaffiliated shareholders of record, none of whom were or are officers or directors of ours. The entire offering was conducted exclusively in the State of New York, pursuant to the permit issued by the State of New York.

     2. The aggregate offering price for an offering of securities under this Rule 504, as defined in Rule 501(c), shall not exceed $1,000,000, less the aggregate offering price for all securities sold within the twelve months before the start of and during the offering of securities under this Rule 504, in reliance on any exemption under section 3(b), or in violation of section 5(a) of the Securities Act.

     Facts: The aggregate offering price for the May 2001 offering was $400,000, of which $134,000 was raised in the offering.

     In October of 2001, we issued 150,000 shares of our $0.001 par value common stock to Mary Lou Cox, mother of Robert Cox, the Company's president, for consulting services valued at $15,000. Ms. Cox provided general clerical and administrative services to the company in lieu of salary or hourly wage.

     In October of 2001, we issued 500,000 shares of our $0.001 par value common stock to James De Luca, an independent consultant, for consulting services valued at $50,000. Mr. De Luca helped the company put in place policies and procedures for its IT recruitment business and also provided the company's then Vice-President with a list of IT candidates and contacts in lieu of a salary or hourly wage.
Table of Contents


/61/


     In June 2002 we issued 1,725,000 shares of our $0.001 par value common stock to CareDecision.net, Inc. pursuant to its election to convert 700,000 shares of the Company's $0.001 par value preferred stock into common stock.

     Should M&E Equities, LLC convert its Medicius Note into reserved merger shares, those shares shall total a maximum of eight million 8,000,000 shares, or a portion thereof, and shall be valued a the time(s) of conversion.

     On February 17, 2002, the Company executed a business consulting agreement with MLSA whereby the Company issued 1,350,000 shares of its $0.001 par value common stock to Mark Lancaster for consulting services valued at $162,000. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision. Previously filed via an S-8 on 3/1/02. Mr. Lancaster's services included his providing certain strategic planning services to the Corporation in the area of short term IT recruiting, aiding and assisting the Corporation as a consultant to potential strategic alliances with other similar short term IT firms.

     On February 26, 2002, the Company executed a consulting agreement with Qurag, Inc. whereby the Company issued 475,000 shares to Chaim Drizin, a shareholder of the Company, for consulting services valued at $30,875. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision. Previously filed via an S-8 on 3/1/02.

     Mr. Drizin's services include, providing certain strategic planning services to the Corporation, aiding and assisting the Corporation as a consultant to potential strategic alliances with companies in Brooklyn, NY that were primarily Orthodox Jewish owned, in particular in the insurance trade.

     On March 27, 2002, the Company executed a consulting agreement with Promark, Inc. whereby the Company issued 500,000 shares to Ken Lowman for consulting services valued at $50,000. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision. Previously filed via an S-8 on 4/17/02. Mr. Lowman's services included, providing certain strategic planning services to the Corporation as it prepared to be publicly traded and aiding and assisting the Corporation as a consultant to potential strategic alliances with Canadian firms.

     On April 20, 2002, Medicius executed a secured convertible revolving promissory note agreement with M&E Equities, LLC ("M&E") whereby Medicius granted M&E a continuing security interest in and a general lien upon the Collateral for a loan valued at $500,000. Except as otherwise contemplated in the transaction more fully described in the Letter of Intent by and between ATR Search, Inc. and Medicius, Inc., dated April 5, 2002.

     On July 9, 2002, we issued a total of 32,968,863 shares of its $0.001 par value common stock pursuant to its reverse merger with Medicius, Inc. whereby each shareholder received three Company shares for every one Medicius, Inc. common share held, and three point five Company shares for each preferred share.

     On July 12, 2002, the Company executed an addendum to the March 27, 2002, consulting agreement with Promark, Inc. whereby the Company issued 3,000,000 shares of its $0.001 par value common stock to Ken Lowman for consulting services valued at $150,000. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision. Previously filed via an S-8 on 4/1/02.

     On August 1, 2002, we issued 3,000,00 shares of our Common
Stock to Ken Lowman for consulting services valued at $150,000.

     On August 1, 2002, CareDecision.net, Inc. elected to convert its preferred shares into 5,075,000 shares of the Company's
$0.001 par value common stock.

     On August 9, 2002, we issued 2,000,000 restricted shares of our Common Stock to Barbara Asbell for consulting services valued at $80,000.

     On September 4, 2002, we issued 950,000 shares of our Common
Stock to Barbara Asbell for consulting services valued at $38,000


/62/


     On September 30, 2002, we issued 875,000 restricted shares of common stock, to CareDecision.net, Inc., for purchasing the empower care software and the care.net web domain of CareDecision.net, Inc.

     On September 30, 2002, we issued 1,267,963 restricted shares of CareDecision Corporation common stock, to Keith Berman for his retiring his CareDecision Corporation note.

     On September 30, 2002 we issued 640,000 restricted shares of CareDecision Corporation common stock to Robert Jagunich for his exercising 640,000 warrants at a strike price of $0.05;

     On September 30, 2002, we issued 2,539,574 restricted shares of our Common Stock to Paradigm Partners for consulting services valued at $101,582.96. Paradigm was retained to provide information technology consulting to the company to ascertain the applicability of the company's technologies to other markets. Paradigm had interest and expertise in certain real-estate markets.

     On October 8, 2002 we issued 6,327,737 shares of our Common
Stock as follows:

NAME                                  NUMBER OF SHARES

Anfel Trading                              524,781
Barbara Asbell                             218,057
Michael Belcher                              9,722
Keith Berman                               848,768
Alan Binder                                  5,556
Catherine Dewitt                           726,000
Leon B. Eisikowitz                          38,070
Allen Zev Friedman                         152,250
John Garber                                365,001
Robert Jagunich                            773,768
Marlene Kriger                              38,070
William Lyons                              272,224
Frady Makowsky                              43,395
Joseph Makowsky                             87,015
Benjamin Mayer                             600,000
New York Auto Mall                         217,485
P R Diamonds                                76,125
Sanjay Patel                               122,223
Michael Petras                              66,667
Tom Poff                                     9,722
Jennifer C. Schiffman                      152,250
David Schwartz                             810,000
Shabnam Sharabi                              5,556
Morris Weiss                                61,350
Moshe Williger                              87,015
Leslie Wolf                                 16,667


/63/


     On October 21, 2002, the Company executed a consulting agreement with Robert Koch whereby the Company issued 2,000,000 shares to Mr. Koch for consulting services. The consulting services are to be rendered over a period of nine months. The consulting services are to be rendered over a period of one hundred and twenty days. Mr. Koch's services include providing the Company with corporate consulting services in connection with mergers and acquisitions, corporate finance, corporate finance relations, introductions to other financial relations companies and other financial services.

     On December 11, 2002, the Company executed a service agreement with Robert Jagunich, a shareholder of the Company, whereby the Company issued 4,127,093 shares for consulting services. The consulting services are to be rendered over a period of nine months. Mr. Jagunich's services include providing information technology consulting to the Company and to make an introduction to a large property management firm in Texas, for the company's then new concept of a residential management product.

     On December 13, 2002, the Company executed a consulting agreement with Barbara Asbell, a shareholder of the Company, whereby the Company issued 1,000,000 shares for consulting services. The consulting services are to be rendered over a period of 90 days with an automatic three-month renewal provision.
Asbell's services were to be rendered over a period of 90 days with an automatic three-month renewal provision, hence the December extension. Mrs. Asbell's services include providing certain strategic human resources services particularly in recruiting and hiring of programmers with a Microsoft Windows CE background.

     On December 13, 2002, the Company executed a consulting agreement with Wizard Enterprises (wizard"), whereby the Company issued 2,500,000 shares for consulting services. The consulting services are to be rendered until the Agreement terminates pursuant to written notification by either the Company or Wizard, which notification may occur at any time for any reason.
Wizard's consulting services related to introductions of the company's then new residential management product concept. The first consulting retainer was completed for introductions in New York City.

     On December 20, 2002, the Company executed a consulting agreement with Wizard Enterprises (wizard"), whereby the Company issued 1,888,855 shares for consulting services. The consulting services are to be rendered until the Agreement terminates pursuant to written notification by either the Company or Wizard, which notification may occur at any time for any reason.
Wizard's consulting services related to introductions of the company's then new residential management product concept, this second retainer added the remainder of the state of New York and New Jersey. Both of these agreements remain active.

     During the six months ended June 30, 2003, the Company acquired fully-developed software from CareDecision.net, Inc, a private corporation with several control persons serving in similar positions at the Company. Pursuant to the agreement, the Company paid CareDecision.net, Inc. the sum of $181,250 with 2,500,000 shares of the Company's $0.001 par value common stock.

     On March 28, 2003, the Company received $50,000 from Dr. Thomas Chillemi, a Company shareholder, the note is convertible into 1,538,500 shares of the Company's $0.001 par value common stock and carries with it 1,538,500 warrants exercisable on a one-for-one basis at a strike price at $0.0325 per share. On April 22, 2003 Dr. Chillemi exercised the convertible portion of his note and converted the $50,000 debt into 1,538,500 shares of the Company's $.001 par value common stock.

     On May 15, 2003, David Mizrahi settled his note, with a face value of $20,000, plus interest from January 5, 2002 through May 14, 2003, a total of $22,475, to a conversion of 25 shares of CareDecision Corporation common stock for each dollar of investment, plus interest. David Mizrahi also, converted 60,000 Class "A" Warrants of Medicius, Inc., with a value of $14,619, into CareDecision Corporation common stock on a 3:1 basis. The Warrant converted into 180,000 shares of common stock of CareDecision Corporation.


/64/


     On June 21, 2002, the Company entered into an agreement with MED whereby the Company acquired all of the issued and outstanding common stock of NDI in exchange for 38,043,863 voting shares of the Company's $0.001 par value common stock. The acquisition was accounted for using the purchase method of accounting as applicable to reverse acquisitions because the former stockholders of the MED controlled the Company's common stock immediately upon conclusion of the transaction. Under reverse acquisition accounting, the post-acquisition entity was accounted for as a recapitalization of MED. The common stock issued was recorded at $0, being the fair value of the Company's assets on the acquisition date.

Item 27.     Exhibits

The following documents are filed or incorporated by reference as exhibits to this report:

Exhibit 3a    Articles of Incorporation - Filed March 2, 2001
              (Rendered as Previously Filed)
Exhibit 3b Articles of Amendments to Articles of Incorporation - Filed May 9, 2001 (Rendered as Previously Filed)
Exhibit 3c Articles of Amendments to Articles of Incorporation - Filed August 2, 2002 (Rendered as Previously Filed)
Exhibit 3d Bylaws of CareDecision Corporation (formerly ATR Search Corporation) - (Rendered as Previously Filed)
Exhibit 10.1 Consulting Agreement with Dailyfinancial.com, Inc. - (Rendered as Previously Filed)
Exhibit 10.2  Agent's Representation Agreement - (Rendered as Previously
              Filed)
Exhibit 10.3  Robert Jagunich Service Agreement - (Rendered as Previously
              Filed)
Exhibit 10.4  M&E Secured Convertible Revolving Promissory Note Agreement
               - (Rendered as Previously Filed)
Exhibit 10.5  Robert Jagunich Service Agreement - (Rendered as Previously
              Filed)
Exhibit 10.6 Wizard Enterprises Consulting Agreement - (Rendered as Previously Filed)
Exhibit 10.7 Wizard Enterprises Consulting Agreement - (Rendered as Previously Filed)
Exhibit 10.8  Barbara Asbell Consulting Agreement - (Rendered as
              Previously Filed)
Exhibit 10.9  Program Agreement - (Rendered as Previously Filed)
Exhibit 10.10 Paradigm Partners Consulting Agreement - (Rendered as
              Previously Filed)
Exhibit 10.11 Letter of Intent for Plan of Merger - (Rendered as
              Previously Filed)
Exhibit 10.12 Intellectual Property Purchase Agreement - (Rendered as
              Previously Filed)
Exhibit 10.13 Thomas Chillemi Convertible Loan Agreement
Exhibit 10.14 Thomas Chillemi Notice of Conversion of Loan Under
              Convertible Loan Agreement
Exhibit 10.15 Consulting Agreement with Anthony Quintiliana - (Rendered as Previously Filed on August 14 with Form S-8)
Exhibit 10.16 Consulting Agreement with Barbara Asbell - (Rendered as
              Previously Filed on August 14 with Form S-8)
Exhibit 10.17 Consulting Agreement with Thomas Chillemi - (Rendered as
              Previously Filed on August 14 with Form S-8)
Exhibit 10.18 Consulting Agreement with Joseph A. Wolf - (Rendered as
              Previously Filed on August 14 with Form S-8)
Exhibit 10.19 Consulting Agreement with Leslie Abraham - (Rendered as
              Previously Filed on August 14 with Form S-8)
Exhibit 10.20 Consulting Agreement with Ely Mandell - (Rendered as
              Previously Filed on August 14 with Form S-8)
Exhibit 10.21 David Mizrahi Settlement of Note
Exhibit 5 Attorney Legal Opinion and Consent Letter - (Rendered as Previously Filed)
Exhibit 23.1  Independent Auditor's Consent - (Rendered as Previously
              Filed)
Exhibit 23.2  Independent Auditor's Consent - For the Period Ended June
              30, 2003


/65/


Item 28.     Undertakings

1. The Registrant will, during any period in which it offers or sells securities, file a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. The Registrant will provide to each purchaser, if any, at the closing certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. 6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

                           SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date indicated have signed this registration statement:


  Signature                         Title                        Date

 /s/ Robert Cox      Director, President, and Chief        August 28, 2003
 --------------             Executive Officer
   Robert Cox

 /s/ Keith Berman          Director, Secretary             August 28, 2003
 ----------------
 Keith Berman

                               Director                    August 28, 2003
------------------
William Lyons

 /s/ Robert Jagunich   Director and Chairman of the        August 28, 2003
 ------------------              Board
 Robert Jagunich


/66/


                          End of Filing